UNITED STATES
SECURITIES AND EXCHANGE
C
OMMISSIO
N
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
EVENTBRITE, INC.
(Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2023 Annual Meeting of Shareholders and Proxy Statement Indigenous Peoples Day Block Party Phoenix, USA

Eventbrite, Inc.

95 Third Street, 2nd Floor

San Francisco, CA 94103

April 27, 2023

Dear Eventbrite Shareholders:

We are pleased to invite you to attend Eventbrite, Inc.’s 2023 Annual Meeting of Shareholders, which will take place online via a live interactive audio webcast on June 8, 2023 at 8:00 a.m. Pacific Time. By hosting our Annual Meeting virtually, we are able to expand access to our global community of shareholders, promote open communication and lower costs.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please be sure to vote. Voting instructions can be found on page 7 of the proxy statement.

On behalf of our Board of Directors and our executive team, thank you for your ongoing support and continued interest in Eventbrite.

Sincerely,

Julia Hartz

Co-Founder and Chief Executive Officer

Notice of 2023 Annual Meeting of Shareholders

Date: Thursday, June 8, 2023

Time: 8:00 a.m. Pacific Time

Place: www.virtualshareholdermeeting.com/EB2023

Record Date: Monday, April 10, 2023

Meeting Agenda:

We are holding our Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

•	to elect Katherine August-deWilde, Julia Hartz and Helen Riley as Class II directors to serve until the 2026 annual meeting of shareholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	to approve, on a non-binding advisory basis, the compensation of our named executive officers; and

•	to transact any other business that may properly come before the Annual Meeting.

Your vote is important. Shareholders of record at the close of business on April 10, 2023 are entitled to notice of and to vote at our Annual Meeting, as set forth in our proxy statement. Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

Julia Taylor

General Counsel

April 27, 2023

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders to be Held on June 8, 2023: The Notice Regarding the Availability of Proxy Materials is first being mailed on or about April 27, 2023 to shareholders entitled to vote at the Annual Meeting. The proxy statement and the annual report to shareholders are available at www.virtualshareholdermeeting.com/EB2023.

Special Note Regarding Forward-Looking Statements

This proxy statement (“Proxy Statement”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Proxy Statement include, but are not limited to, statements about our environmental, social and corporate governance plans and goals, and our strategy.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors, including those described in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022. We caution you that the foregoing list may not contain all of the forward-looking statements made in this Proxy Statement. You should not rely upon forward-looking statements as predictions of future events.

All forward-looking statements are based on information and estimates available to us at the time of this Proxy Statement and are not guarantees of future performance. We undertake no obligation to update any forward-looking statements made in this Proxy Statement to reflect events or circumstances after the date of this Proxy Statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

Proxy Statement Summary

This summary highlights selected financial, corporate governance and executive compensation information that is presented in greater detail elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement carefully before voting.

About Eventbrite

Eventbrite, Inc. (“Eventbrite,” the “Company,” “we,” “us” or “our”) is a global self-service ticketing, marketing, and experience technology platform. Our mission is to bring the world together through live experiences, and since inception, we have been at the center of the experience economy, helping to transform the way people organize and attend events.

Eventbrite connects event creators - the people who bring others together to share their passions, artistry and causes through live experiences - with their audiences. Through our highly-scalable self-service platform, we enable event creators to plan, promote and sell tickets to their events. Our consumer-facing experiences enable event seekers to find experiences they love and serve as a demand generating engine for event creators. In 2022, more than 800,000 creators held over five million free and paid events using Eventbrite, issuing nearly 285 million tickets to consumers on our global marketplace.

2022 Business Highlights

800K+	285M	5M+
creators	free and paid tickets	events

In 2022, we built a stronger business and changed how we bring value to creators and consumers as an engine that drives event discovery and growth. We are embracing the opportunity to build the premier marketplace for live events and more innovations are ahead as we pursue a roadmap to improve marketing and demand generation tools and the consumer experience.

•	Our 2022 net revenue rose to $260.9 million, a 39% increase from the prior year, driven primarily by an increase in paid ticket volume.

•	Paid ticket volume increased by 29% from 2021 to 2022, from 67.4 million paid tickets in 2021 to 87.1 million paid tickets in 2022.

•	Net loss for 2022 was $55.4 million as compared to $139.1 million for the full year 2021.

•	Adjusted EBITDA was $22.3 million in 2022, up from $1.0 million in 2021. See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Eventbrite 2023 Proxy Statement	Page 1

Impact at Eventbrite

Our mission is to bring the world together through live experiences, and it’s because of this mission and the way we operate as corporate citizens that we believe that we are bringing people and communities together in meaningful ways while focusing on building long-term value for our shareholders.

In April 2023, we published our first Corporate Responsibility Report, which details programs and initiatives across our operations that support our goal of fostering social connection and exemplify our commitment to our creator communities, our employees, who we call Britelings, our corporate governance, and our environmental impact. The report contains an appendix with both a priorities assessment and matrices aligning our disclosure with the Sustainability Accounting Standards Board (SASB) Internet Media & Services Sector standards. Our Corporate Responsibility Report is available on our website www.eventbrite.com/l/impact and investor.eventbrite.com. The contents posted on, or accessible through, our websites are not incorporated by reference in this Proxy Statement or in any other report or document we file with the SEC and may be revised by us at any time and from time to time. A selection of our impact highlights are provided below.

Connecting our Communities and People

•	In 2022, we launched The Social Connection Project, a program that aims to increase social interaction and decrease social isolation by transforming how we connect at live events. The Social Connection Project seeks to raise awareness and reduce the stigma of social isolation in young people, research how events contribute to social connection, and engage in policy advocacy and coalition building.

•	We strive to make it easier for creative entrepreneurs to start, run, and grow their businesses. We work to bring a diverse creator community together through our RECONVENE program. Our RECONVENE program comprises event series, 1:1 sessions, and grant programs that help connect our community of creative entrepreneurs to educate and inspire one another, and help them elevate their businesses.

•	In 2022, we were Great Place to Work® certified and recognized by Fast Company as a 2022 Brand that Matters. We were also recognized by Inc. Magazine as one of the Best-Led Companies of 2021.

•	Diversity, equity, and inclusion are core to our mission, and we remain focused on increasing representation of historically underrepresented groups in our recruiting pipeline, mitigating bias throughout the hiring, pay calibration, and promotion processes, and growing talent from within. As a remote-forward company, we have seized the opportunity to access diverse talent, wherever they are located. We care about our Britelings’ physical and mental health and wellbeing and offer a host of benefits to support Britelings, regardless of their stage of life.

Our Environment

Gathering is core to the human experience. We are committed to fostering our environment so that we all have a sustainable environment in which to gather. As described in our Corporate Responsibility Report, we conducted a global carbon assessment for the 2022 year and plan to continue to do so annually.

Eventbrite 2023 Proxy Statement	Page 2

Leadership and Corporate Governance

Executive Team

We believe we have built a strong and effective executive team, with a diversity of experience and depth of expertise. With a combined tenure of more than 40 years of operating in a C-level capacity at companies comparable to ours, we believe this team has the breadth and depth to set strategic vision and make critical decisions that will benefit the business for the long-term.

Our executive officers are:

•	Julia Hartz, Co-Founder and Chief Executive Officer

•	Lanny Baker, Chief Financial Officer

•	Ted Dworkin, Chief Product Officer

•	Julia Taylor, General Counsel

•	Vivek Sagi, Chief Technology Officer

Director Nominees and Continuing Directors

The following table provides summary information about each of our director nominees and continuing directors. Please see pages 13 to 22 for more information.

Name	Age	Eventbrite Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Nominees for election at the 2023 Annual Meeting (Class II)

Katherine August- deWilde	75	2016	Yes		*	∎

Julia Hartz	43	2016	No

Helen Riley	47	2018	Yes	∎	∎

Directors continuing in office until the 2024 Annual Meeting (Class III)

Kevin Hartz Chairman	53	2005	No

Sean Moriarty Lead Independent Director	53	2010	Yes	∎	∎

Naomi Wheeless	41	2020	Yes			∎

Directors continuing in office until the 2025 Annual Meeting (Class I)

Jane Lauder	49	2018	Yes			*

Steffan Tomlinson	51	2016	Yes	*			* Chair

April Underwood	43	2022	Yes				∎ Member

Effective May 15, 2023, Ms. Underwood will become a member of our Audit Committee.

Eventbrite 2023 Proxy Statement	Page 3

Corporate Governance Strengths

We believe that effective corporate governance practices are essential to a well-run business and should be tailored to a company’s operations. We strive to implement thoughtful corporate governance practices that are aligned with our business and the long-term interests of our shareholders.

Our corporate governance practices include:

•	split Chief Executive Officer and Chairman roles

•	except for our Chief Executive Officer and Chairman, all directors on the Board of Directors (“Board”) are independent

•	a lead independent director

•	all Board committee members are independent

•	regular executive sessions of independent directors

•	a diverse Board of sophisticated and engaged directors with different areas of relevant expertise

•	an active role in risk management oversight by our Board

•	annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee

•	robust Code of Business Conduct and Ethics applicable to directors, officers and employees

•	periodic reviews of our corporate governance structure, including committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics, to ensure they are appropriate for a company of our size and stage of development

•	rigorous management evaluation process

•	Compensation Committee oversight of executive succession planning

•	policy of no hedging or pledging of Eventbrite securities for current employees and directors

Eventbrite 2023 Proxy Statement	Page 4

Voting and Meeting Information

What is the purpose of this Proxy Statement?

We are furnishing this Proxy Statement to you because the Board of Directors (“Board”) of Eventbrite, Inc. (“Eventbrite,” “we,” “us” or “our”) is inviting you to vote by soliciting your proxy at our 2023 Annual Meeting of Shareholders (“Annual Meeting”) which will take place online on June 8, 2023 at 8:00 a.m. Pacific Time.

This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to shareholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials is April 27, 2023.

What matters are being voted on at the Annual Meeting?

You are being asked to vote on:

•	the election of three Class II directors to serve until the 2026 annual meeting of shareholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

•	a non-binding advisory vote to approve the compensation of our named executive officers (the “Say-on-Pay Vote”); and

•	any other business as may be properly brought before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	“FOR” the election of Katherine August-deWilde, Julia Hartz and Helen Riley as Class II directors;

•	“FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of either class of our common stock as of the close of business on April 10, 2023, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 81,994,007 shares of our Class A common stock and 17,640,167 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Shareholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”

Eventbrite 2023 Proxy Statement	Page 5

Registered Shareholders

If shares of our common stock are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice of Annual Meeting (“Notice”) was provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered shareholders as “shareholders of record.

Street Name Shareholders

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to shareholders who hold their shares through a broker, bank or other nominee as “street name shareholders.”

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any shareholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/EB2023. The webcast will start at 8:00 a.m. Pacific Time on June 8, 2023. Shareholders may vote and ask questions while attending the Annual Meeting online. In order to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www. proxyvote.com.

How many votes are needed to approve each proposal?

Proposal One

The election of directors requires a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of a withhold vote or a broker non-vote (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Eventbrite 2023 Proxy Statement	Page 6

Proposal Two

The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Three

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum requirement?

A quorum is the minimum number of shares required to be present or represented by proxy at the Annual Meeting to properly hold an annual meeting of shareholders and conduct business under our second amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a shareholder of record, there are four ways to vote:

1.	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 7, 2023 (have your Notice or proxy card in hand when you visit the website);

2.	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 7, 2023 (have your Notice or proxy card in hand when you call);

3.	by completing and mailing your proxy card (if you received printed proxy materials); or

4.	by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/EB2023.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 7, 2023. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you are a street name shareholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name shareholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Eventbrite 2023 Proxy Statement	Page 7

Can I change my vote?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	notifying our Corporate Secretary, in writing, at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103 before the vote is counted;

•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 7, 2023 (your latest telephone or Internet proxy is the one that will be counted); or

•	attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke your proxy.

If you are a street name shareholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Julia Hartz, Lanny Baker and Julia Taylor have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares represented by proxies will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares represented by proxies. If the Annual Meeting is adjourned, the proxy holders can vote the shares represented by proxies on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have the same effect as a vote “against” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and the Say-on-Pay Vote.

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors) or Proposal Three (Say-on-Pay Vote), which are “non-routine” matters.

Eventbrite 2023 Proxy Statement	Page 8

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023 (“2022 Annual Report”), primarily via the Internet. On April 27, 2023, we mailed to our shareholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2022 Annual Report. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of shareholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K within four business days after they become available.

Who is soliciting proxies for the Annual Meeting?

Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another shareholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of such shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any shareholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such shareholder may contact us at (415) 692-7779 or:

Eventbrite, Inc.

Attention: Investor Relations

95 Third Street, 2nd Floor

San Francisco, California 94103

Eventbrite 2023 Proxy Statement	Page 9

Street name shareholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

Shareholder Proposals

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of shareholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2023. In addition, shareholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to:

Eventbrite, Inc.

Attention: Corporate Secretary

95 Third Street, 2nd Floor

San Francisco, California 94103

Our second amended and restated bylaws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders but do not intend for the proposal to be included in our proxy statement. Our second amended and restated bylaws provide that the only business that may be conducted at an annual meeting of shareholders is business that is (i) specified in our notice of annual meeting given by or at the direction of our Board, (ii) if not specified in a notice of annual meeting, otherwise brought before such annual meeting by or at the direction of our Board or (iii) otherwise properly brought before such annual meeting by a shareholder present in person who (a) is a stockholder of record both at the time of the giving of notice required by our second amended and restated bylaws, (b) is entitled to vote at such annual meeting and (c) has delivered timely written notice in proper form to our Corporate Secretary, which notice must contain the information specified in our second amended and restated bylaws, in all applicable respects. Please see below for information regarding how to obtain a copy of our second amended and restated bylaws.

To be timely for the 2024 annual meeting of shareholders, our Corporate Secretary must receive the notice in proper written form at our principal executive offices:

•	not earlier than February 9, 2024; and

•	not later than March 10, 2024.

Eventbrite 2023 Proxy Statement	Page 10

In the event that we hold the 2024 annual meeting of shareholders more than 30 days prior to or more than 60 days after the one-year anniversary of the date of the Annual Meeting, then, for notice by the shareholder to be timely, it must be so delivered to, or mailed and received by, our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made by us.

If a shareholder who has properly notified us of his, her or its intention to present a proposal at an annual meeting of shareholders does not appear present in person to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding shareholder recommendations for director candidates, see the section titled “Information Regarding the Board and Corporate Governance—Director Nomination Process—Shareholder Recommendations and Nominees.”

In addition, our second amended and restated bylaws establish an advance notice procedure for stockholders who wish to nominate directors for election at an annual meeting of shareholders. To nominate a director, the shareholder must provide the information required by our second amended and restated bylaws. In addition, the shareholder must provide timely notice in proper written form to our Corporate Secretary in accordance with our second amended and restated bylaws, which, in general, require that the notice be delivered to, or mailed and received by, our Corporate Secretary within the time periods described above under the section titled “Shareholder Proposals” for shareholder proposals that are not intended to be included in a proxy statement. In addition to satisfying the foregoing requirements under our second amended and restated bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Availability of Bylaws

A copy of our second amended and restated bylaws is available via the SEC’s website at http://www.sec. gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Eventbrite 2023 Proxy Statement	Page 11

Why is this Annual Meeting being held virtually?

We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our shareholders and our company. Hosting a virtual meeting provides easy access for our shareholders and facilitates participation because shareholders can participate from any location around the world.

You will be able to participate in the Annual Meeting of shareholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EB2023. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

Who pays for the cost of this proxy solicitation?

We pay the entire cost of preparing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

Eventbrite 2023 Proxy Statement	Page 12

Proposal No. 1 | Election of Directors

Our Board has nine members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors, with one class elected each year at the annual meeting of shareholders for a term of three years. At the Annual Meeting, three existing Class II directors are standing for re-election for a term that will expire in 2026.

The Board has nominated Katherine August-deWilde, Julia Hartz and Helen Riley for election as Class II directors at the Annual Meeting.

Each director is elected by a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Withhold votes and broker non-votes will have no effect on this proposal. The three director nominees receiving the highest number of “FOR” votes will be elected to hold office until the 2026 annual meeting of shareholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal.

Each of the nominees is a current Class II director and member of our Board and has consented to serve, if elected. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. If, however, any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our independent Board members present at the meeting. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the authorized size of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Information Regarding Director Nominees and Current Directors

The biographies of each of the nominees above and continuing directors contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of our Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Eventbrite 2023 Proxy Statement	Page 13

Nominees for Election to a Three-Year Term Expiring at the 2026 Annual Meeting of Shareholders

Katherine August-deWilde

Vice Chair of First Republic Bank

Age: 75

Eventbrite Director Since: 2016

Committee Membership: Compensation Committee (Chair)

Nominating and Corporate Governance Committee

Independent Director: Yes

Other Public Company Boards: First Republic Bank, Sunrun

Ms. August-deWilde has served on our Board since February 2016. Ms. August-deWilde is currently the Vice Chair of First Republic Bank, a commercial bank specializing in private banking, business banking and wealth management, a position she has held since the beginning of 2016. Ms. August-deWilde has served as an executive at First Republic Bank since 1985 and previously served as chief operating officer from 1993 to 2014 and president from 2007 to 2015. Ms. August-deWilde has served on the board of directors of First Republic Bank since 1988 and Sunrun, a publicly-traded solar panel and energy company, since 2016, where she is chair of the compensation committee. From 2013 to May 2022, Ms. August-deWilde served on the board of directors of TriNet Group, a publicly-traded human resources software solution company. She also currently serves on the board of directors of a number of privately-held companies. Ms. August-deWilde is currently a member of the Board of Directors of Tipping Point Community. Ms. August-deWilde holds a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts in History from Goucher College.

We believe that Ms. August-deWilde is qualified to serve as a member of our Board due to her leadership experience and experience serving on the boards of directors of public companies.

Eventbrite 2023 Proxy Statement	Page 14

Julia Hartz Co-founder and CEO of Eventbrite Age: 43 Eventbrite Director Since: 2016 Independent Director: No

Ms. Hartz co-founded our Company and has served as our Chief Executive Officer and a member of our Board since April 2016. From 2006 to April 2016, Ms. Hartz served as our President, focusing on marketing, finance, customer support and employee experience. From 2001 to 2005, Ms. Hartz served in various series development positions at FX Networks and MTV Networks. Ms. Hartz is currently a member of the boards of directors of Four Seasons and UCSF. Ms. Hartz holds a Bachelor of Arts in Telecommunications from Pepperdine University.

We believe that Ms. Hartz is qualified to serve as a member of our Board based on the perspective and experience she brings as our co-founder and Chief Executive Officer.

Helen Riley

CFO of X, an Alphabet company

Age: 47

Eventbrite Director Since: 2018

Committee Membership: Audit Committee, Compensation Committee

Independent Director: Yes

Other Public Company Boards: Marqeta

Ms. Riley has served on our Board since July 2018. Since 2014, Ms. Riley has served as the chief financial officer at X, a research and development company and subsidiary of Alphabet, a publicly-traded multinational conglomerate. From 2011 to 2013, Ms. Riley was the senior finance director of global marketing and global general and administration at Google, an Alphabet company. From 2013 to 2015, Ms. Riley was a finance director at Google, and she held various other positions in finance at Google from 2003 to 2012. Since May 2020, Ms. Riley has served on the board of directors of Marqeta, a private payment solutions company, where she is chair of the audit committee. From March 2017 to November 2021, Ms. Riley served on the board of directors of WildAid, a wildlife conservation non-profit. Ms. Riley holds a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in Philosophy, Politics and Economics and a Master of Arts from the University of Oxford.

We believe that Ms. Riley is qualified to serve as a member of our Board due to her knowledge of global finance and experience advising technology companies.

Eventbrite 2023 Proxy Statement	Page 15

Directors Continuing in Office Until the 2024 Annual Meeting of Shareholders

Kevin Hartz Co-founder and General Partner of A* Age: 53 Eventbrite Director Since: 2005 Independent Director: No Other Public Company Board: Markforged Holding Corp.

Mr. Hartz co-founded our Company and has served as Chairman of our Board since August 2018 and has served on our Board since October 2005. Mr. Hartz co-founded A* and has served as general partner since June 2020. A* is a venture investment fund focused on the technology industry. Mr. Hartz is co-founder and chief executive officer of one, a special purpose acquisition company that completed its initial public offering in August 2020, and in July 2021 consummated its business combination with MarkForged, Inc., now Markforged Holding Corp., an industrial additive manufacturing platform company. Mr. Hartz has served on the Markforged board of directors since July 2021. Mr. Hartz is also co-founder, co-chief executive officer and director of two, a special purpose acquisition company that completed its initial public offering in April 2021. From September 2016 until June 2018, Mr. Hartz served as a partner and entrepreneur in residence at Founders Fund, a venture capital investment fund. From October 2005 to September 2016, Mr. Hartz served as our Chief Executive Officer. From 2001 to 2015, Mr. Hartz co-founded and held various roles at Xoom Corporation, a publicly-traded payments processing company that was sold to PayPal in 2015, including serving as its chief executive officer from 2001 to 2005 and director from 2001 to 2015. Mr. Hartz holds a Masters of Studies degree in History from Oxford University and a Bachelor of Arts and Science in History and Applied Earth Science from Stanford University.

We believe that Mr. Hartz is qualified to serve as a member of our Board based on the perspective and experience he brings as our co-founder and former chief executive officer and his experience serving on a public company board.

Eventbrite 2023 Proxy Statement	Page 16

Sean Moriarty CEO of Primer Eventbrite Lead Independent Director Age: 53 Eventbrite Director Since: 2010 Committee Membership: Audit Committee, Compensation Committee Independent Director: Yes

Mr. Moriarty has served on our Board since January 2010. Since April 2023, Mr. Moriarty has served as the chief executive officer of Primer, a privately-held artificial intelligence company. From August 2014 to April 2023, Mr. Moriarty served as the chief executive officer of Leaf Group, a wholly owned subsidiary of Graham Holdings, a publicly traded company. Prior to its acquisition by Graham Holdings in June 2021, Mr. Moriarty served on the board of directors of Leaf Group, a publicly traded company from August 2014 to June 2021. Mr. Moriarty previously served as the chief executive officer of Saatchi Online, which operated Saatchi Art, an online art gallery, from August 2013 to August 2014, prior to its acquisition by Leaf Group. From 2009 to 2012, Mr. Moriarty was an entrepreneur in residence at Mayfield Fund, a venture capital firm. From 2007 to 2009, Mr. Moriarty was president and chief executive officer of Ticketmaster, a live entertainment ticketing and marketing company, and he held various other positions at Ticketmaster from 2000 to 2006, including president, executive vice president, technology and chief operating officer. Mr. Moriarty served on the Ticketmaster board of directors from 2008 to 2009. Mr. Moriarty attended graduate school at Boston University and the University of South Carolina and holds a Bachelor of Arts in English from the University of South Carolina.

We believe that Mr. Moriarty is qualified to serve as a member of our Board due to his executive experience at Ticketmaster and his breadth of leadership experience.

Naomi Wheeless Global Head of Customer Success at Square Age: 41 Eventbrite Director Since: 2020 Committee Membership: Nominating and Corporate Governance Committee Independent Director: Yes

Eventbrite 2023 Proxy Statement	Page 17

Ms. Wheeless has served on our Board since September 2020. Since 2017, Ms. Wheeless has served as the Global Head of Customer Success at Square, a publicly-traded company that provides payments, financial and marketing services. From August 2014 to August 2017, Ms. Wheeless served as the Senior Vice President of Operations at Capital One, a financial holding company. Ms. Wheeless also previously served on the board of directors of two non-profit organizations. Ms. Wheeless holds a Master of Business Administration from American Intercontinental University and a Bachelor of Science from the Ohio State University.

We believe that Ms. Wheeless is qualified to serve as a member of our Board due to her leadership experience in customer success at a payments-based technology company.

Directors Continuing in Office Until the 2025 Annual Meeting of Shareholders

Jane Lauder

EVP of Enterprise Marketing and Chief Data Officer at The Esteé Lauder Companies

Age: 49

Eventbrite Director Since: 2018

Committee Membership: Nominating and Corporate Governance Committee (Chair)

Independent Director: Yes

Other Public Company Boards: The Esteé Lauder Companies

Ms. Lauder has served on our Board since November 2018. Since July 2020, Ms. Lauder has been the EVP of Enterprise Marketing and Chief Data Officer at The Estée Lauder Companies. From April 2014 to June 2020, Ms. Lauder was the Global Brand President of Clinique, a skincare and cosmetics brand owned by The Estée Lauder Companies. From July 2010 until March 2015, Ms. Lauder served as Global President, General Manager of the Origins, Ojon and Darphin brands of Estée Lauder Companies. From July 2008 until June 2010, Ms. Lauder served as Senior Vice President/General Manager of the Origins brand. Ms. Lauder began her career with Estée Lauder Companies in 1996 at Clinique and served in various positions at Estée Lauder until July 2006, when she became Senior Vice President, Global Marketing for Clinique. Since 2009, she has served on the board of directors of The Estée Lauder Companies. Ms. Lauder holds a Bachelor of Arts in History from Stanford University.

We believe that Ms. Lauder is qualified to serve as a member of our Board because of her management and leadership experience serving on the board of directors of a public company.

Eventbrite 2023 Proxy Statement	Page 18

Steffan Tomlinson CFO of Confluent Age: 51 Eventbrite Director Since: 2016 Committee Membership: Audit Committee (Chair) Independent Director: Yes

Mr. Tomlinson has served on our Board since February 2016. He currently serves as chief financial officer of Confluent, a cloud-based data management platform. From April 2019 to June 2020, he served as chief financial officer of Google Cloud, an Alphabet company. From February 2012 to March 2018, Mr. Tomlinson served as chief financial officer of Palo Alto Networks, a publicly-traded cyber security company. Mr. Tomlinson served on the board of directors of Cornerstone OnDemand, a publicly-traded company providing cloud-based learning and talent management solutions, from May 2017 until its acquisition in August 2021. Mr. Tomlinson holds a Master of Business Administration from Santa Clara University and a Bachelor of Arts in Sociology from Trinity College.

We believe that Mr. Tomlinson is qualified to serve as a member of our Board and Chair of our Audit Committee due to his background as a member of the board of directors and audit committee of other public companies and his financial and accounting expertise from his experience as chief financial officer of publicly-traded companies.

April Underwood

Managing Director of Adverb Ventures

Co-Founder of #ANGELS

Age: 43

Eventbrite Director Since: 2022

Committee Membership: Effective May 15, 2023, Ms. Underwood will become a member of our Audit Committee

Independent Director: Yes

Other Public Company Boards: Zillow Group

Eventbrite 2023 Proxy Statement	Page 19

Ms. Underwood has served on our Board since June 2022. She is Co-Founder and Managing Director of Adverb Ventures, a venture capital firm backing early-stage technology startups. In addition, she co-founded #ANGELS in March 2015, a woman owned and operated angel-investing collective focused on helping grow technology startups. From May 2020 to December 2021, Ms. Underwood was chief executive officer of Nearby, a platform of hyperlocal marketplaces, which she founded. From March 2018 to February 2019, she served as chief product officer at Slack Technologies, Inc., a cloud-based software company that builds professional collaboration tools. Prior to her elevation as chief product officer, Ms. Underwood served as vice president of Product at Slack from June 2015 to March 2018. From April 2010 to February 2015, Ms. Underwood held various product and business development positions at Twitter, Inc., a social media and communications company, most recently as director of product. Prior to joining Twitter, Inc., Ms. Underwood held various product and engineering roles at Google, Travelocity, and Intel. Ms. Underwood has served on the board of directors of Zillow Group, a real estate technology company, since February 2017, and served on the board of directors of TPB Acquisition Corp., a blank check company, from February 2021 until February 2023, when it completed its business combination with Lavoro Limited, the largest agricultural inputs retailer in Brazil. Ms. Underwood holds a B.B.A. in Management Information Systems and Business Honors from The University of Texas at Austin, and an M.B.A. from The University of California at Berkeley (Haas).

We believe that Ms. Underwood is qualified to serve as a member of our Board because of her broad experience in technology product development and engineering as well as her experience in advising emerging technology companies on strategy development and execution.

Eventbrite 2023 Proxy Statement	Page 20

Director Skills Matrix

We believe that our Directors possess the relevant skills and experience necessary to establish a well-functioning Board that effectively oversees our strategy and management.

Director Skills and Experience	Kevin Hartz	Sean Moriarty	Naomi Wheeless	Jane Lauder	Steffan Tomlinson	Katherine August- deWilde	Julia Hartz	Helen Riley	April Underwood

Board leadership as a board chair, lead director or committee chair		✓		✓	✓	✓		✓	✓

Financial expertise as a finance executive or CEO		✓			✓	✓		✓

Operating experience as an executive	✓	✓	✓	✓	✓	✓		✓	✓

Growth Company experience scaling small-to mid cap companies			✓		✓	✓	✓	✓	✓

International experience across various geos	✓	✓	✓	✓	✓		✓	✓

P&L Experience at Scale as an executive		✓	✓	✓	✓	✓	✓	✓

Technical Capability and Vision designing technology architectures to securely grow with the company			✓						✓

Platform Expertise	✓	✓	✓						✓

Understanding of Artificial Intelligence and its applicability to Eventbrite	✓	✓	✓	✓			✓		✓

Eventbrite 2023 Proxy Statement	Page 21

Director Skills and Experience	Kevin Hartz	Sean Moriarty	Naomi Wheeless	Jane Lauder	Steffan Tomlinson	Katherine August- deWilde	Julia Hartz	Helen Riley	April Underwood

Commercial/ Revenue Leadership as an executive				✓		✓

SMB Market Focus as an executive	✓		✓			✓	✓		✓

Data Capabilities			✓	✓	✓				✓

Digital Transformation making backend systems and UI world class			✓		✓				✓

M&A Strategy including integration experience	✓	✓		✓	✓	✓			✓

Self Sign-On Product or Product-Driven Selling	✓		✓				✓		✓

Marketing Strategy brand, online marketing, content	✓		✓	✓		✓	✓		✓

Customer and Consumer User Experience as an executive	✓	✓	✓	✓		✓	✓

Product strategy	✓	✓	✓			✓			✓

Eventbrite 2023 Proxy Statement	Page 22

Information Regarding the Board and Corporate Governance

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of our Board are separated. Kevin Hartz, one of our co-founders, serves as the Chairman of our Board, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. Our Board believes that separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance.

Our Board has adopted Corporate Governance Guidelines that provide that one of our independent directors will serve as our Lead Independent Director. Our Board has appointed Sean Moriarty to serve as our Lead Independent Director. As Lead Independent Director, Mr. Moriarty presides over periodic meetings of our independent directors, serves as a liaison between the Chairman of our Board and the independent directors and as a liaison between our Chief Executive Officer and the rest of the Board, and performs such additional duties as our Board may otherwise determine and delegate.

Board Diversity

In identifying and evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the diversity of the Board, which includes diversity of skills, experience and backgrounds as well as ethnic and gender diversity. We believe that our Board nominees reflect an appropriate mix of skills, experience and backgrounds, and strike the right balance of tenured and newer directors.

Board Oversight of Risk

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board, where, among other topics, they discuss strategy and risks facing our company, as well at such other times as they deemed appropriate.

Eventbrite 2023 Proxy Statement	Page 23

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. For example:

•	the full Board oversees the management of risk related to our business strategy and operations, receives risk reports from our management team and committees and evaluates the risks inherent in significant transactions;

•	our Audit Committee oversees the management of risks associated with financial reporting and disclosure controls and procedures, legal and regulatory compliance, financial exposure and risks associated with internal controls over financial reporting, liquidity, privacy and cyber security;

•	our Nominating and Corporate Governance Committee oversees the management of risks associated with Board organization, membership and structure, corporate governance and our environmental, social and governance initiatives, policies and practices; and

•	our Compensation Committee oversees the management of risks associated with our compensation programs, plans, policies and practices for named executive officers and other employees and oversees executive succession planning.

Director Independence

Our Board assesses the independence of each of our directors at least annually, and has determined that other than Mr. and Ms. Hartz, all current directors and director nominees are independent in accordance with the listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC. Ms. Hartz is not considered independent because she is our Chief Executive Officer, and Mr. Hartz is not independent because he is married to Ms. Hartz and is our former Chief Executive Officer. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

In addition, the Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent and, in the case of the Audit Committee and the Compensation Committee, meets the heightened independence requirements applicable to each such committee in accordance with the listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC.

Board Meetings

Our Board met four times during 2022. Each director attended at least 75% of the total number of 2022 meetings of the Board and of each Committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All of our directors attended the 2022 Annual Meeting of Shareholders.

Eventbrite 2023 Proxy Statement	Page 24

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of these committees serve until their resignation or until as otherwise determined by our Board. Each committee operates under a written charter adopted by the Board, which is available at https://investor.eventbrite.com/. The composition and primary responsibilities of each of these committees is described below.

Audit Committee

Members(a)(b): Sean Moriarty Helen Riley Steffan Tomlinson (Chair; Financial Expert) Meetings in fiscal 2022: 8

The Audit Committee’s primary duties include:

•  selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•  evaluating the independence and performance of the independent registered public accounting firm;

•  discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•  developing procedures for employees to submit complaints and concerns anonymously about questionable accounting or audit matters;

•  overseeing risks related to financial reporting and disclosure controls and procedures, legal and regulatory compliance, financial exposure and risks associated with internal controls over financial reporting and liquidity;

•  overseeing cybersecurity and data privacy risk;

•  reviewing our policies on risk assessment and risk management;

•  reviewing related party transactions;

•  reviewing any major issues related to the adequacy of our internal control procedures and any steps taken to deal with such issues; and

•  approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

(a) Each member of our Audit Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange.

(b) Effective May 15, 2023, Ms. Underwood will become a member of our Audit Committee. Our Board has determined that Ms. Underwood meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations and that she meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange.

Eventbrite 2023 Proxy Statement	Page 25

Compensation Committee

Members(a) (b): Katherine August-deWilde (Chair) Roelof Botha(d) Sean Moriarty Helen Riley Meetings held in fiscal 2022: 5

The Compensation Committee’s primary duties include(c):

•  reviewing, approving and determining the compensation of our executive officers;

•  overseeing policies and plans related to compensation, recruiting and retention of our executive officers and key management personnel;

•  reviewing and making recommendations to our Board regarding the compensation of the directors of the Company, including under equity compensation plans;

•  reviewing and approving, or making recommendations to our Board, regarding incentive compensation and equity compensation plans;

•  overseeing risks related to our broader compensation philosophy and practices applicable to all employees; and

•  overseeing executive succession planning.

(a) Each member of our Compensation Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.

(b) Effective June 8, 2022, Ms. August-deWilde was appointed Chair and Ms. Riley became a member of our Compensation Committee.

(c) Pursuant to our 2018 Stock Option and Incentive Plan (the “2018 Plan”), our Compensation Committee may delegate to a committee consisting of one or more officers, all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority. Beginning in September 2021, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation advisor. After review and consultation with Meridian, the Compensation Committee determined that Meridian is independent and has determined that no conflict of interest was raised as a result of the work performed by Meridian. For information regarding the role of Meridian and our Chief Executive Officer and management in recommending executive compensation, please see the Compensation Discussion and Analysis section of the Proxy Statement.

(d) On January 24, 2022, Mr. Botha notified us that he would not stand for reelection at the 2022 Annual Meeting. Mr. Botha met the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.

Nominating and Corporate Governance Committee

Members(a)(b): Katherine August-deWilde Jane Lauder (Chair) Naomi Wheeless Meetings in fiscal 2022: 4

The Nominating and Corporate Governance Committee’s primary duties include:

•  identifying and evaluating and making recommendations to our Board regarding nominees for election to our Board and its committees;

•  considering and making recommendations to our Board regarding the composition of our Board and its committees;

•  reviewing and assessing the adequacy of our Corporate Governance Guidelines and recommending any proposed changes to our Board;

•  overseeing evaluations of the performance of our Board, committees, individual directors and management; and

•  overseeing our environmental, social and governance initiatives, policies and practices.

(a) Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.

(b) Effective June 8, 2022, Ms. Lauder was appointed Chair of our Nominating and Corporate Governance Committee.

Eventbrite 2023 Proxy Statement	Page 26

Compensation Committee Interlocks and Insider Participation

During 2022, Mses. August-deWilde and Riley and Messrs. Botha and Moriarty served on our Compensation Committee. No member of our Compensation Committee is or has been an officer or employee of our company. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our Compensation Committee or their affiliates.

Director Nomination Process

Identifying and Evaluating Nominees

Evaluation Process

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our Corporate Governance Guidelines and the committee’s charter. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Qualifications

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In identifying and evaluating director candidates, our Nominating and Corporate Governance Committee will consider, among other factors:

•	the current size and composition of the Board and the needs of the Board and Board committees;

•	issues of character, ethics, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service and understanding of our business and industry;

•	diversity of background, which broadly includes differences of viewpoint, age, skill, gender, race and other individual characteristics;

•	proven achievement and competence in their field, ability to assist and support our management team, ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director;

•	sufficiency of time to perform their Board and committee responsibilities; and

•	other factors, including conflicts of interests.

Eventbrite 2023 Proxy Statement	Page 27

Shareholder Recommendations and Nominees

Shareholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the information set forth below to our Corporate Secretary at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103, who will forward all recommendations to the Nominating and Corporate Governance Committee.

Pursuant to the policies and procedures for director candidates set forth in our Nominating and Corporate Governance Committee charter, shareholder recommendations for director candidates must include the following information:

•	The name and address of record of the shareholder;

•	A representation that the shareholder is a record holder of the Company’s securities or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•	The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the recommended director candidate;

•	A description of the qualifications and background of the recommended director candidate that addresses the criteria for Board membership approved by the Board from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	A description of all arrangements or understandings between the shareholder and the recommended director candidate;

•	The consent of the recommended director candidate (i) to be named in the proxy statement for the Company’s next meeting of shareholders and (ii) to serve as a director if elected at that meeting; and

•	Any other information regarding the recommended director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Nominating and Corporate Governance Committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Communications with the Board

Shareholders or other interested parties may contact the Board or one or more of our directors by mailing correspondence to our General Counsel via U.S. Mail or Expedited Delivery Service to: Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103, Attn: Board of Directors c/o General Counsel. Our legal team, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, will forward such communications to the appropriate member(s) of the Board, or if none is specified, to the Chairman of the Board.

Eventbrite 2023 Proxy Statement	Page 28

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our Internet website at https://investor.eventbrite.com and may also be obtained without charge by contacting our Corporate Secretary at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During the fiscal year ended December 31, 2022, no waivers were granted from any provision of the Code of Business Conduct and Ethics that are required to be disclosed.

Eventbrite 2023 Proxy Statement	Page 29

Director Compensation

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the year ended December 31, 2022. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended December 31, 2022, Ms. Hartz, our Chief Executive Officer, was an employee as well as a member of our Board and thus received no additional compensation for her services as a director. See the “2022 Summary Compensation Table” below for more information about Ms. Hartz’s compensation for the year ended December 31, 2022.

2022 Director Compensation Table

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	All Other Compensation ($)	Total ($)

Katherine August-deWilde	53,375	143,881	46,250	-	243,506

Roelof Botha (4)	25,058	-	-	-	25,058

Kevin Hartz	35,000	143,881	46,250	-	225,131

Jane Lauder	43,438	143,881	46,250	-	233,569

Sean P. Moriarty	64,875	143,881	46,250	-	255,006

Helen Riley	50,625	143,881	46,250	-	240,756

Steffan Tomlinson	58,750	143,881	46,250	-	248,881

April Underwood	19,616	143,881	46,250	-	209,747

Naomi Wheeless	39,688	143,881	46,250	-	229,819

(1) The amounts reported represent the annual cash retainer and committee fees paid to or earned by each of our non-employee directors for services in the year ended December 31, 2022 pursuant to our director compensation policy. Each non-employee director other than Naomi Wheeless elected to receive all or a portion of such amounts in the form of unrestricted shares of our Class A common stock.

(2) The amounts reported represent (i) the aggregate grant date fair value of the RSUs awarded to our non-employee directors in the year ended December 31, 2022, calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) and (ii) for each non-employee director who elected to receive all or a portion of their cash retainer and committee fees in the form of unrestricted shares of our Class A common stock, the excess of the grant date fair value of the unrestricted shares of our Class A Common Stock (calculated in accordance with ASC Topic 718) over the cash value of such retainer and committee fees. During 2022, each non-employee director (other than Mr. Botha) received a grant of 11,891 RSUs on June 9, 2022 with the grant date fair value shown in the table above. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 12 to our Consolidated Financial Statements included in our 2022 Annual Report. With respect to the RSUs, the amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the director upon settlement of such RSUs. The RSUs are for shares of our Class A common stock, granted pursuant to our director compensation policy, and vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of shareholders, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, such RSUs fully accelerate upon a “sale event,” as defined in the 2018 Plan. Mr. Moriarty and Mmes. Lauder, Riley and Underwood elected to defer settlement of his or her annual RSU retainer award in the form of deferred stock units.

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(3) The amounts reported represent the aggregate grant date fair value of the stock options awarded to our non-employee directors in the year ended December 31, 2022, calculated in accordance with ASC Topic 718. During 2022, each non-employee director (other than Mr. Botha) received a grant of 6,852 stock options on June 9, 2022 with the grant date fair value shown in the table above. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 to our Consolidated Financial Statements included in our 2022 Annual Report. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the director upon exercise of such stock options. The shares subject to the stock options are for our Class A common stock, and unless as otherwise noted, are granted pursuant to our director compensation policy, and vest and become exercisable in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of shareholders, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, the stock options fully accelerate upon a “sale event,” as defined in the 2018 Plan

(4) Mr. Botha did not stand for reelection at our 2022 Annual Meeting.

As of December 31, 2022, our non-employee directors held the following outstanding equity awards:

Name	Shares Subject to Outstanding Options	Outstanding RSUs(a)

Katherine August-deWilde	36,470	11,891

Roelof Botha	—	—

Kevin Hartz	47,194	28,984

Jane Lauder	44,466	28,984

Sean P. Moriarty	97,194	11,891

Helen Riley	311,513	28,984

Steffan Tomlinson	224,582	11,891

April Underwood	6,852	11,891

Naomi Wheeless	20,926	11,891

(a) Includes RSUs and deferred stock units.

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Non-Employee Director Compensation Program

We maintain a non-employee director compensation policy that was amended effective April 1, 2022, and provides for the following:

Compensation Element(a)	Amount ($)

Annual retainer	35,000

Additional annual retainer as Lead Director	15,000

Additional committee chair annual retainer

Audit Committee	25,000

Compensation Committee	15,000

Nominating and Corporate Governance Committee	10,000

Additional committee non-chair member annual retainer

Audit Committee	10,000

Compensation Committee	7,500

Nominating and Corporate Governance Committee	5,000

(a) Director Board and Committee retainers are paid quarterly in equal installments.

Non-employee directors are given the opportunity to elect to receive all or a portion of their cash retainer and committee fees in the form of an equity award of unrestricted stock having a grant date fair value equal to the amount (or portion of the amount) of such retainer and committee fees.

Our policy also provides that, upon initial election to our Board, each non-employee director will be granted equity with a value of $185,000 (the “Initial Grant”) of which 75% is awarded in RSUs and 25% is awarded in stock options. If a new non-employee director joins our Board on a date other than the date of our annual meeting of shareholders, such non-employee director will be granted a pro rata portion of the Initial Grant, based on the time between his or her appointment and our next annual meeting of shareholders. Further, on the date of each of our annual meetings of shareholders, each non-employee director who will continue as a non-employee director following such meeting will be granted equity with a value of $185,000 (the “Annual Grant”) of which 75% is awarded in RSUs and 25% is awarded in stock options. The value of option awards under the policy is determined based on the grant date fair value based on a Black-Scholes valuation of the Company’s Class A common stock with assumptions employed by the Company under ASC Topic 718, and the value of RSU awards under the policy is based on the average closing price of the Company’s Class A common stock over the trailing 30 day period ending on the last day of the month prior to the month of grant. The Initial Grant and the Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of shareholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon a “sale event” as defined in the 2018 Stock Option and Incentive Plan.

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Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. No such additional compensation was paid in 2022.

Non-employee directors are given the opportunity to defer settlement of all of the RSUs they receive pursuant to an Initial Grant or Annual Grant pursuant to the terms and conditions of our policy, the 2018 Stock Option and Incentive Plan and the Non-Employee Directors’ Deferred Compensation Program (such RSUs elected for deferral, “deferred stock units”). Deferred stock units will generally be settled in shares of our Class A common stock in a single lump sum as soon as practicable (but in no event later than 30 days) after the end of the earlier to occur of the following: (i) 90 days after the non-employee director ceases to serve as a member of our Board and incurs a “separation from service” within the meaning of Section 409A of the Code, (b) the consummation of a sale event so long as such sale event constitutes a “change in the ownership or effective control of the company or in the ownership of a substantial portion of the assets of the company” within the meaning of Section 409A of the Code or (c) 90 days after the date of the non-employee director’s death.

Employee directors receive no additional compensation for their service as a director.

We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors, effective

January 1, 2022. Pursuant to these stock ownership guidelines, each current non-employee director and any newly appointed non-employee director is required to, by the later of January 1, 2027 (the date five years from the guidelines’ implementation date) or, for newly elected directors, the date five years from the date of his or her election to the Board, own shares of the Company’s common stock having an aggregate value (based on the higher of (i) the closing price of our stock on the trading day immediately preceding the calculation day or (ii) the 18 month average closing price prior to the date of calculation) at least equal to five times the amount of the annual cash retainer that we currently pay our non-employee directors, excluding any additional retainers paid for serving on committees. For purposes of this calculation, shares of the Company’s common stock held directly or indirectly by the non-employee director are included, including vested RSU awards and vested in-the-money stock option awards (in each case, net of any purchase/exercise price or tax obligations), while any outstanding and unvested RSU awards or any outstanding, unexercised and unvested (or vested but out-of-the-money) stock option awards are excluded. Until a director has satisfied his or her applicable guideline level, the applicable director is required to retain an amount equal to 25% of the shares (net of any purchase/exercise price or tax obligations) as a result of the exercise, vesting or settlement of any equity awards granted to such director.

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Audit Committee Report

Eventbrite’s Audit Committee is composed solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by our Board, which is available on our website at https:// investor.eventbrite.com/. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

Management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare Eventbrite’s financial statements. This is the responsibility of management.

In performing its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and our independent registered public accounting firm for the fiscal year ended December 31, 2022, PricewaterhouseCoopers LLP (“PwC”);

•	discussed with PwC the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•	received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

Steffan Tomlinson (Chair), Sean Moriarty, Helen Riley.

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Proposal No. 2 | Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has appointed Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm for 2023 and recommends that shareholders vote to ratify the appointment.

PricewaterhouseCoopers LLP (“PwC”) acted as our independent registered public accounting firm in 2022. We expect representatives of both Moss Adams and PwC to be present at our Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she so chooses.

This proposal is decided by the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. In the event that this proposal is not approved, our Audit Committee will reconsider whether or not to retain Moss Adams. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of shareholders.

Changes in Independent Registered Public Accounting Firm

The Audit Committee conducted a competitive selection process to determine our independent registered public accounting firm for the fiscal year ending December 31, 2023. In conducting this process, the Audit Committee invited several independent registered public accounting firms to submit proposals for their services and to provide detailed information on their firms. The Audit Committee also solicited and received an updated proposal from PwC, the Company’s incumbent public accounting firm. On April 17, 2023, following the conclusion of this process, the Audit Committee approved the engagement of Moss Adams as our independent registered public accounting firm, effective April 17, 2023, and dismissed PwC as our independent registered public accounting firm, effective April 17, 2023.

The audit report of PwC on our financial statements as of the fiscal years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2022 and 2021 and through April 17, 2023, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, with the exception of the material weakness in our internal control over financial reporting previously reported in Part II, Item 9A “Controls and Procedures” in our Annual Report on Form 10-K for the year ended December 31, 2022, related to the lack of an effectively designed control activity over the presentation of unrealized foreign currency transaction gains and losses and effects of exchange rate changes on cash, cash equivalents and restricted cash within our consolidated statements of cash flows.

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We previously provided PwC with a copy of the above disclosures as included in our Current Report on Form 8-K filed with the SEC on April 20, 2023, and requested PwC to furnish us with a letter addressed to the SEC stating whether PwC disagreed with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of PwC’s letter, dated April 19, 2023, is attached as Exhibit 16.1 to that Current Report on Form 8-K, and is incorporated herein by reference.

During the most recent fiscal years ended December 31, 2022 and 2021, neither us nor anyone acting on our behalf consulted with Moss Adams regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Moss Adams concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1) (v) of Regulation S-K.

Fees and Services of PwC

	Fiscal 2022	Fiscal 2021
Fee Category	($)	($)

Audit Fees (1)	2,497,850	2,131,000

Audit-Related Fees (2)	0	0

Tax Fees (3)	299,891	397,163

All Other Fees (4)	6,500	6,444

Total Fees	2,804,085	2,534,607

(1) Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our quarterly condensed consolidated financial statements.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.”

(3) Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These permissible tax services include consultation on tax matters and assistance regarding federal, state and international tax.

(4) All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.

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Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The Audit Committee pre-approved all of the services described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

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Executive Officers

The table below provides information about each of our executive officers as of April 10, 2023. Each of our executive officers is appointed by, and serves at the discretion of our Board, and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. Other than Mr. and Ms. Hartz, who are husband and wife, there are no family relationships among any of our directors or executive officers. Ms. Hartz’s biographical information is provided in the section titled “Information Regarding Director Nominees and Current Directors – Directors Continuing in Office until the 2023 Annual Meeting of Shareholders.”

Name	Position

Julia Hartz	Co-Founder, Chief Executive Officer and Director

Lanny Baker	Chief Financial Officer

Ted Dworkin	Chief Product Officer

Julia Taylor	General Counsel

Vivek Sagi	Chief Technology Officer

Lanny Baker Chief Financial Officer Age: 55 In role since: September 2019

Mr. Baker has served as our Chief Financial Officer since September 2019. Prior to joining Eventbrite, Mr. Baker served as chief financial officer of Yelp Inc., a technology platform for local business reviews, from May 2016 to August 2019. Prior to joining Yelp, Mr. Baker served as chief executive officer and president of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as executive vice president and chief financial officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor. From March 2005 to June 2007, he served as senior vice president and chief financial officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including managing director in the Equity Research Department.

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Mr. Baker served as a member of the board of directors of Leaf Group, a publicly-traded diversified consumer Internet company, from April 2019 to August 2020, and as a member of the Leaf Group audit committee from May 2020 to July 2020. Mr. Baker previously served on the board and chaired the audit and nominating and corporate governance committees of XO Group, Inc., a life stage consumer Internet and media company, from November 2005 to December 2018, when it was acquired by WeddingWire, Inc. He also served as a director and chairman of the audit committee of HomeAway, Inc., an online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College.

Ted Dworkin Chief Product Officer Age: 54 In role since: January 2023

Mr. Dworkin has served as our Chief Product Officer since January 2023. Prior to joining Eventbrite, Mr. Dworkin held various leadership positions at Sonos, a publicly-traded audio entertainment device and technology company, from September 2017 to December 2022, including as Senior Vice President, Product Management and Customer Experience from June 2020 to December 2022, Vice President, Software Product Management from May 2019 to May 2020 and as Senior Director of Product Management from September 2017 to May 2019. Prior to joining Sonos, Mr. Dworkin held various leadership positions during the course of his 23 year tenure at Microsoft, a publicly-traded technology company.

Mr. Dworkin holds two B.A.s from the University of Washington.

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Julia Taylor General Counsel Age: 43 In role since: January 2020

Ms. Taylor has served as our General Counsel since January 2020. Ms. Taylor joined Eventbrite in August 2013 and has held various legal roles, including as Associate General Counsel from October 2017 to January 2020, Senior Corporate Counsel from August 2015 to September 2017 and as Corporate Counsel from August 2013 to July 2015. Prior to joining Eventbrite, Ms. Taylor was an associate at the law firm Latham & Watkins LLP.

Ms. Taylor has served as a member of the advisory board of the Smithsonian Institution - National Postal Museum since September 2020. Ms. Taylor holds an A.B. from Brown University and a J.D. from University of California, Berkeley, School of Law.

Vivek Sagi Chief Technology Officer Age: 46 In role since: August 2020

Mr. Sagi has served as our Chief Technology Officer since August 2020. Prior to joining Eventbrite, Mr. Sagi served as chief technology officer of RetailMeNot, a global savings destination offering coupons and cash back offers to hundreds of millions of consumers, from August 2018 to July 2020. Prior to joining RetailMeNot, Mr. Sagi held leadership positions at Amazon, first as the chief technology officer of Woot. com, an Amazon company, from July 2013 to June 2015, and then as the global head of product and engineering for Amazon Business Procurement Solutions, from June 2015 to June 2018. From March 2012 to July 2013, Mr. Sagi was a technology consultant advising Assurant and Vungle. He also served as chief product and technology officer for newBrandAnalytics from January 2011 to February 2012. newBrandAnalytics was acquired by Sprinklr in June 2015. From April 2009 to February 2011 Mr. Sagi was the general manager and a board member for ServiceLive Inc., a Sears Holdings company. Mr. Sagi was co-founder and head of product development for GlobalRoads from September 2005 to March 2009.

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Mr. Sagi holds a Bachelors of Technology from the Indian Institute of Technology, Madras, a Masters of Science in Technology from Penn State University and a MBA with honors from The Wharton School.

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Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis focuses on the 2022 compensation of the following executive officers (the “named executive officers” or “NEOs”) and describes the executive compensation program and pay decisions for our NEOs, listed below:

Name	Title

Julia Hartz	Co-Founder, Chief Executive Officer and Director (our “CEO”)

Lanny Baker	Chief Financial Officer

Vivek Sagi	Chief Technology Officer

2022 Performance Highlights

In 2022, we remained focused on delivering profitable growth and investing in scalable products aligned to our long-term strategy. Eventbrite powered a significant share of the global creator economy with over $3.3 billion of gross ticket sales and 284 million paid and free tickets transacted by our creators and consumers during 2022.

The products that we delivered in 2022 addressed the complete event lifecycle and underpinned our growth. From event set-up to marketing to checkout, we made numerous changes that supported creators’ businesses and their success. We made it easier to post an event and redesigned our listing pages to be even more attractive to event goers. We upgraded our capabilities for drawing consumers to events with enhancements to Eventbrite Boost and the introduction of Eventbrite Ads, both of which have been embraced by thousands of our most prolific and valuable creators. We improved the last step of ticket buying with expanded payment options that meaningfully lifted purchase conversion. Building these and other products makes ticketing and marketing events increasingly accessible to all creators, and moves us closer to our next phase of growth into a marketplace.

2022 Compensation Highlights

Consistent with our compensation philosophy, our key compensation decisions for 2022 included the following:

•	Base Salaries. The 2022 base salaries and target bonuses for our named executive officers were set based on a number of considerations, including reference to the amounts paid or established for such compensation elements by our compensation peer group. Messrs. Baker and Sagi received base salary increases of approximately 7.5% for 2022, which were awarded to reflect their continued growth in their roles and to align more closely with the market. Effective January 1, 2022, the Board, following consideration of Ms. Hartz’s performance as CEO and an analysis of competitive market data prepared by its independent compensation consultant at the recommendation of the Compensation Committee, determined to restore and set Ms. Hartz’s 2022

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base salary at $475,000. From March 19, 2020 to December 31, 2021, Ms. Hartz’s base salary was reduced to $2, in response to the COVID-19 pandemic and to reflect her commitment to and belief in the Company’s long-term potential.

•	Annual Cash Incentives. For 2022 performance, we achieved revenue and adjusted EBITDA goals between threshold and target for our annual cash incentive program, which resulted in our Compensation Committee awarding cash incentive payouts to Ms. Hartz and Messrs. Baker and Sagi of 77% of target.

•	Long-Term Incentives. In 2022, we granted stock options, restricted stock units (“RSUs”) and performance restricted stock units (“PSUs”) to our named executive officers. We believe these vehicles effectively align the long-term interests of our named executive officers with those of our shareholders by linking the value delivered to our executives to the value of our common stock. In addition, restricted stock units complement our equity compensation program by providing stability, aligning with share price performance and helping us to achieve our retention objectives. In 2022, we introduced PSUs as another long-term vehicle to further align our named executive officers to the long-term growth of the company and the interests of our shareholders.

Executive Compensation Philosophy and Practices

Eventbrite’s goal is to maintain an executive compensation program that is competitive, pays for performance, motivates and retains executives, and builds long-term shareholder value. Our executive compensation program is designed to:

•	Reward performance - link our executive pay to the financial performance of the Company;

•	Emphasize stock-based compensation - effectively align our executives’ interests with those of our shareholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our shareholders; and

•	Maintain a competitive program - attract, motivate, incentivize and retain critical talent who contribute to the long-term success of the Company while holding executives accountable to our strategy and values.

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Executive Compensation Governance Key Features

We maintain the following compensation governance best practices, which establish strong safeguards for our shareholders and further enhance the alignment of the interests of our executives and shareholders:

What We Do	What We Don’t Do

Ensure that a significant portion of our executive pay is performance based and “at risk”	No excise tax gross-ups on severance or other payments upon a change of control

Place caps on annual cash incentives and payout opportunities	No hedging or pledging of our company stock

Grant long-term incentives with multi-year vesting periods	No executive pension or supplemental retirement plans

Perform a risk assessment of our executive compensation arrangements annually	No perquisites or personal benefits to our named executive officers not generally provided to all other employees

Maintain stock ownership guidelines for our executive officers and Board of Directors	No “single trigger” change of control arrangements

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Elements of Our Executive Compensation Program

The primary elements of our executive compensation program and the main objectives of each are:

Pay Element	Design	Links to Business and Talent Strategy

Base Salary	• Fixed cash compensation, to account for experience, industry knowledge, and scope of responsibility • Reviewed annually and adjusted as appropriate	• Attracts and retains talented executives, recognizes individual roles and responsibilities

Annual Cash Incentive	• Payable based on achievement of annual company performance objectives	• Motivates and rewards our NEOs for the achievement of short-term annual financial performance objectives

Long-Term Incentive	• Delivered to our NEOs in a combination of RSUs, PSUs and stock options

•  Aligns executives’ interests with our shareholders’ interests

•  Emphasizes the importance of our long-term financial performance

•  Attracts and retains talented executives in a competitive labor market

In addition, our named executive officers are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide certain post-employment compensation (change in control and severance payments and benefits), which aid in attracting and retaining executive talent and help our named executive officers to remain focused and dedicated during potential transition periods that may result in a change in control of the Company. Each of these elements of compensation for 2022 is described further below.

Base Salaries

The base salary of each named executive officer is an important part of his or her total compensation package, and is set at a level intended to reflect his or her respective position, duties and responsibilities. Base salary is the principal fixed component of our executive compensation program.

Effective January 1, 2022, the Board, following consideration of Ms. Hartz’s performance as CEO and an analysis of competitive market data prepared by its independent compensation consultant and the recommendation of the Compensation Committee, determined to restore Ms. Hartz’s base salary. Effective January 1, 2022, Ms. Hartz’s base salary was set to $475,000. Ms. Hartz’s base salary was reduced to $2 from March 19, 2020 to December 31, 2021.

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In March 2022, the Compensation Committee conducted its annual review of compensation and determined to increase the base salaries of Messrs. Baker and Sagi effective January 1, 2022. These increases reflect their continued growth in role, expansion of their responsibilities and align them closer to the market for their positions.

Our named executive officers’ 2022 annual base salaries were as follows:

	2022 Annual Base	2021 Annual	Increase as Compared
Named Executive Officer	Salary ($)	Base Salary ($)	to 2021 (%)

Julia Hartz	475,000	2	n/a

Lanny Baker	430,000	400,000	7.5%

Vivek Sagi	430,000	400,000	7.5%

The actual base salaries earned by our named executive officers for 2022 are as set forth in the “2022 Summary Compensation Table” below.

2022 Annual Incentive Plan

2022 Bonus Plan

We maintain the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”) to provide for variable cash incentives designed to motivate our executive officers, including our named executive officers, for achieving our corporate strategic priorities. Under the Bonus Plan, our named executive officers are eligible to earn cash bonuses based on the named executive officer’s target bonus and the achievement of pre-established financial objectives.

Under the 2022 Bonus Plan, each named executive officer was eligible to receive a bonus targeted at 50% of their eligible base salary, which remained at the same level as for 2021.

In March 2022, our Compensation Committee approved the design for our 2022 Bonus Plan, under which the bonus pool would be funded in accordance with the table below, with straight-line interpolation used between funding levels.

	Threshold	Target	Maximum

Payout (as a percentage of target payout)	50%	100%	200%

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Bonus payouts were calculated as the product of the named executive officer’s target cash incentive bonus opportunity and a payout percentage based on attainment of pre-established company-wide financial goals established in March 2022. The financial performance payout percentage was determined based on the Company’s achievement of revenue and adjusted EBITDA goals for 2022, weighted 85% and 15% respectively. Below threshold performance for either 2022 revenue or adjusted EBITDA goals would result in no payout. The Compensation Committee determined that revenue and adjusted EBITDA are the appropriate measures for the Company’s 2022 bonus plan because these metrics drive Eventbrite’s creation of long-term value for our shareholders.

The financial performance objectives and 2022 results for the Company were as follows:

						2022 Payout
					2022	Results by
Performance Measures ($ In Millions)	Weight	Threshold	Target	Maximum	Results	Measure

Revenue	85%	$210.0M	$300.0M	$360.0M	$261.0M	67%

Adjusted EBITDA(1)	15%	$3.0M	$30.0M	$44.0M	$12.0M	10%

(1) Adjusted EBITDA is a non-GAAP measure and represents net loss adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, the change in fair value of redeemable convertible preferred stock warrant liability, loss on debt extinguishment, direct and indirect acquisitions related costs, employer taxes related to employee equity transactions, other income (expense), net, which consisted of interest income, foreign exchange rate gains and losses and changes in fair value of term loan embedded derivatives, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

As a result of the achievement on both the revenue and adjusted EBITDA between threshold and target, as set forth above, the performance goals were achieved at 77% of target (after giving effect to weighting) and Ms. Hartz and Messrs. Baker and Sagi were awarded annual cash incentive bonuses at 77% of the target.

Named Executive Officer	2022 Earned Base Salary ($)	2022 Bonus Target (%)	2022 Bonus Target ($)	Company Achievement Results (%)	2022 Bonus Payout ($)

Julia Hartz	475,000	50%	237,500	77%	182,875

Lanny Baker	430,000	50%	215,000	77%	165,550

Vivek Sagi	430,000	50%	215,000	77%	165,550

Long-Term Incentive Compensation

We believe that long-term incentive compensation in the form of equity awards provides our named executive officers with a strong link to our long-term performance, creates an ownership culture and helps to align the interests of our named executive officers and our shareholders. Accordingly, our Board and/or Compensation Committee periodically review the equity awards held by our named executive officers, and from time to time may grant equity awards covering shares of our Class A common stock to them.

In March 2022, our Compensation Committee (or, with respect to Ms. Hartz, our Board of Directors) granted annual equity awards to our named executive officers pursuant to our 2018 Stock Option and Incentive Plan.

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The Compensation Committee determined the values of the annual equity awards following consideration of the competitive market data provided by its compensation consultant, our named executive officers’ unvested equity holdings, individual performance and internal parity.

In order to retain, engage and incentivize our leadership team to deliver critical revenue and stock price outcomes over the next three years, the Compensation Committee approved an additional one-time equity award in July 2022 comprising 100% of PSUs. The 2022 PSUs may be earned based on our attainment of certain net revenue targets for fiscal year 2024 (“Revenue PSUs”) or certain stock price hurdles over a three-year performance period (“Stock Price PSUs”).

The values of the stock options, RSUs and PSUs granted to our named executive officers in 2022 as approved by the Compensation Committee, and in the case of Ms. Hartz, the Board, were as follows:

Named Executive Officer	Award Type	2022 Option Value ($)	2022 RSU Value ($)	2022-2025 Revenue PSU Value @ Target ($)	2022-2025 Stock Price PSU Value ($)

Julia Hartz	Annual	4,875,000	1,625,000	812,500	1,650,000

Lanny Baker	Annual	875,000	2,625,000	450,000	900,000

Vivek Sagi	Annual	875,000	2,625,000	400,000	800,000

The values for these equity awards shown in the table above were converted to a number of shares of Class A common stock based on: (i) for RSUs and Revenue PSUs, the average closing price per share of the Company’s Class A common stock over the trailing 30-day period ending on the last day of the month prior to the month of grant, (ii) for Stock Price PSUs, based on an estimated average value of the Stock Price PSUs determined based on a Monte-Carlo simulation method and (iii) for stock options, the grant date fair value per share based on a Black-Scholes valuation with assumptions employed by the Company under ASC Topic 718. The number of shares subject to each award is set forth below under the “2022 Grants of Plan-Based Awards Table.” In the case of the RSUs, Revenue PSUs and Stock Price PSUs, the values shown in the table above differ from the grant date fair values of such awards under ASC Topic 718, which are also set forth below under the “2022 Grants of Plan-Based Awards Table.”

The option awards granted to Ms. Hartz, Mr. Baker and Mr. Sagi vest in 48 equal monthly installments on each monthly anniversary of March 1, 2022, subject to the named executive officer’s continued service through each such date. The RSU awards granted to Ms. Hartz, Mr. Baker and Mr. Sagi vest in sixteen equal quarterly installments on each quarterly anniversary of February 1, 2022 subject to the named executive officer’s continued service through each such date.

The Revenue PSUs vest in a single installment on December 31, 2024, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the company achieving certain revenue targets for fiscal 2024. Up to 200% of the target number of Revenue PSUs may be earned if the maximum revenue goal for 2024 is attained and a threshold level of 50% of the target number of Revenue PSUs may be earned if the threshold revenue goal for 2024 is attained, with linear interpolation for attainment levels in between threshold, target and maximum. In the event the performance period ends upon a sale event (as defined in the 2018 Plan), the performance vesting conditions will be deemed met based on the greater of target or actual performance (with the revenue target pro-rated in a manner determined by the Compensation Committee); provided, that in the event the sale event occurs prior to 2024, the performance vesting conditions will be deemed met at the target level. The Revenue PSUs will continue to be subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the Revenues PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the Revenue PSUs will also vest at the target level in the event of death or disability but only with respect to a pro-rated number of shares on disability determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.

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The Stock Price PSUs are earned in four equal tranches (25% of the shares) in the event, that during the three-year performance period following the grant date, the 30 trading day trailing average closing trading price of the Company’s stock exceeds four specified increasing stock price hurdles; provided, that earned Stock Price PSUs only vest subject to the employee’s continued service through the earlier of the first anniversary of the date the stock price hurdle is attained or the third anniversary of the grant date. In the event the performance period ends on a sale event (as defined in the 2018 Plan), the stock price hurdles will be deemed attained at the greater of the second stock price hurdle (target) or actual based on the price per share paid to the Company’s shareholders in connection with the sale event. The Stock Price PSUs will continue to be subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the Stock Price PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the Stock Price PSUs will also vest at the target level in the event of death or disability but only with respect to a pro-rated number of shares on disability determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Compensation Committee.

Our Compensation Committee is responsible for overseeing all aspects of our executive compensation program, including executive salaries, payouts under our annual incentive plan, the size and form of equity awards, and any other executive compensation matters. With respect to our CEO, our Compensation Committee reviews and approves the goals and objectives to be considered in determining her compensation, evaluates her performance in light of such goals and objectives, and makes recommendations to our Board regarding her compensation. Our Compensation Committee reports to our Board on its discussions, decisions and other actions.

Role of the CEO and Management.

Our CEO, our Chief Human Resources Officer and our General Counsel worked closely with the Compensation Committee in determining our executive compensation program for 2022, including attending meetings of the Compensation Committee. Our CEO makes recommendations (other than with respect to herself) regarding base salary, and short-term and long-term compensation, including equity awards, for our executive officers based on our financial results, each executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties and his or her achievement of individual goals. The Compensation Committee then reviews the recommendations and other data, including various compensation survey data and publicly-available data of our peers, and makes decisions as to the target total direct compensation and each individual compensation element for each executive officer (excluding our CEO). While our CEO typically attends meetings of the Compensation Committee, our CEO is not present when the Compensation Committee discusses her compensation and certain other matters.

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Role of Compensation Consultant.

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation program and related policies and practices.

Beginning in September 2021, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation advisor. Meridian is a well-recognized and national consulting firm that specializes in executive pay consulting. In 2022, Meridian supported the Compensation Committee in its evaluation of the Company’s 2022 pay programs and practices.

The Compensation Committee has evaluated its relationship with Meridian and believes that the firm is independent from management. Based on this review, as well as consideration of the factors affecting independence set forth by the New York Stock Exchange and the relevant SEC rules, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Meridian.

Use of Comparative Market Data.

The Compensation Committee seeks to compensate our executive officers at levels that are commensurate with the compensation of executives in similar positions at a group of peer companies set forth below with whom we compete for hiring and retaining executive talent. The Compensation Committee also considers a number of other factors, including the recommendations of our CEO (other than with respect to herself), current and past total compensation, Company performance and each executive officer’s impact on that performance, each executive officer’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations.

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For 2022, as part of our annual review, the Compensation Committee directed Meridian to provide a competitive analysis of our executive compensation programs. In December 2021, following consultation with Meridian, the Compensation Committee approved a peer group (the “Peer Group”) the constituent members of which were selected based primarily on an analysis of industry, revenue and market capitalization-related criteria, consisting of the following companies:

Peer Group

AppFolio	PagerDuty	Upwork

Benefitfocus	Poshmark	TrueCar

BlackLine	QuinStreet	Momentive Global

Cars.com	Quotient Technology	The RealReal

EverQuote	Smartsheet	Yext

fuboTV	Sprout Social

The 2022 Peer Group was selected by considering publicly traded companies in the same industry sector as the Company with revenues in the range of approximately one-third to three times the Company’s revenue. As compared to the Company’s prior peer group approved in 2021, the 2022 Peer Group excluded Box, Inc., New Relic, Inc., CarGurus, Inc. and Elastic N.V. because they were above our target revenue and market capitalization range, and Cloudera, Inc. and Cornerstone OnDemand, Inc. as a result of M&A activity. In addition, as compared to the Company’s prior peer group, the 2022 Peer Group includes six new companies: QuinStreet, Inc., fuboTV Inc., Upwork Inc., Poshmark, Inc. and TrueCar, Inc.

For 2022, the Compensation Committee used a combination of compensation data drawn from the companies in the peer group and from technology companies with revenues of approximately $175 million to approximately $600 million drawn from the Radford High-Tech Industry Executive Compensation Survey to evaluate the competitive market for executive talent. The Compensation Committee was not made aware of the specific companies drawn from the Radford High-Tech Industry Executive Compensation Survey. Specifically, the Compensation Committee considered the 25th, 50th and 75th percentiles of the competitive market data for comparable positions at the companies with which we compete for executive talent when making individual compensation decisions. While the Compensation Committee does not establish compensation levels solely based on a review of competitive market data and does not target a specific percentage of the market data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

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Perquisites and Other Benefits

Our executive officers, including our named executive officers, are not provided with any perquisites or other personal benefits that are not generally provided to all employees.

Other than with respect to a $720 per year wellness benefit that is provided to all of our employees on a non-discriminatory basis, we do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Health and Welfare and Retirement Benefits

Health/Welfare Plans.

Our named executive officers are eligible to participate in our health and welfare plans on the same basis as our other employees.

401(k) Plan.

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax or Roth basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. Currently, we have a discretionary employer match equal to 50% of employee elective deferrals up to 4% of compensation deferred. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation program.

Change in Control and Severance Benefits

Executive Severance and Change in Control Agreements.

In 2022, we were party to Executive Severance and Change in Control Agreements with each of our named executive officers which provide that upon a termination of employment by us for any reason other than for “cause,” as defined in such agreement, death or disability, in each case, outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control” of the Company, as defined in such agreement), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to six months of base salary and (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the executive officer if the executive officer had remained employed by us for up to six months.

The Executive Severance and Change in Control Agreements also provide that upon a (i) termination of employment by us other than for cause, death or disability or (ii) resignation for “good reason,” as defined in such agreement, in each case, within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to 12 months of base salary, (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the executive officer if the executive officer had remained employed by us for up to 12 months and (iii) full accelerated vesting of all outstanding and unvested equity awards held by such named executive officer.

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If the payments or benefits payable to the named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to her or him. We do not gross-up any excise taxes imposed under Section 4999 of the Code. Information on the estimated payments and benefits that our named executive officers would have been eligible to receive upon certain terminations of employment as of December 31, 2022, is set forth in “—Potential Payments Upon Termination or Change in Control” below.

Policy on Hedging and Pledging of Eventbrite Securities

Our insider trading policy, among other things, prohibits our employees, including our officers, directors and consultants from engaging in derivative securities transactions, including hedging, with respect to our securities. In addition, no such person may pledge our securities as collateral for a loan or use our securities as collateral in a margin account.

Tax and Accounting Considerations

As a general matter, our Board and Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.

Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three most highly compensated executive officers. However, we maintain discretion to provide compensation that is non-deductible as this allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our shareholders.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers, effective January 1, 2022. Pursuant to these stock ownership guidelines, each executive officer is required to, by the later of January 1, 2027 (the date five years from the guidelines’ implementation date) or, for new executive officers, the date five years from the date he or she became an executive officer, own shares of the Company’s common stock having an aggregate value (based on the higher of (i) the closing price of our stock on the trading day immediately preceding the calculation day or (ii) the 18 month average closing price prior to the date of calculation) at least equal to three times the amount of the executive’s annual base salary (or for Ms. Hartz the greater of (i) five times her annual base salary or (ii) $2,000,000). For purposes of this calculation, shares of the Company’s common stock held directly or indirectly by the non-employee director are included, including vested RSU awards, vested performance stock awards and

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vested in-the-money stock option awards (in each case, net of any purchase/exercise price or tax obligations), while any outstanding and unvested RSU awards, any unvested performance stock awards or any outstanding, unexercised and unvested (or vested but out-of-the-money) stock option awards are excluded. Until an executive officer has satisfied his or her applicable guideline level, the applicable executive officer is required to retain an amount equal to 50% of the shares (net of any purchase/exercise price or tax obligations) as a result of the exercise, vesting or settlement of any equity awards granted to such executive officer.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Eventbrite’s 2023 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Eventbrite’s Proxy Statement and incorporated into Eventbrite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted by the members of the Compensation Committee of the Board:

Katherine August-deWilde (Chair)

Sean Moriarty

Helen Riley

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Compensation and Risk Management

Our Compensation Committee and our management team each play a role in evaluating and mitigating potential risks associated with our compensation programs, policies and practices in consultation with Meridian, our Compensation Committee’s independent compensation consultant. Our management has performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the Company. In particular, in reaching this conclusion, we considered our compensation program attributes that help to mitigate risk, including, for example:

•	the mix of cash and equity compensation;

•	equity compensation that vests over a multi-year period and is partly tied to stock price and financial performance measures;

•	a balanced short-term incentive plan for executives and senior leaders, designed with multiple performance measures that emphasize top and bottom-line performance;

•	a cap on short-term incentive payments;

•	our formal policies for equity administration;

•	moderate pay leverage for sales roles eligible for sales commission;

•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Eventbrite securities as collateral; and

•	the oversight of an independent Compensation Committee.

Our Compensation Committee has reviewed the risk assessment report and agreed with the conclusion.

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Executive Compensation Tables

2022 Summary Compensation Table

The following table contains information about the compensation paid to and earned by each of our named executive officers during the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Julia Hartz	2022	475,000 (5)	-	4,103,116	4,874,998	182,875	-	9,635,989

Co-Founder and Chief Executive Officer	2021	2 (6)	-	-	6,499,996	-	720	6,500,718
	2020	81,251 (6)	-	-	3,750,000	-	-	3,831,251

Lanny Baker	2022	430,000	-	3,953,532	874,996	165,550	-	5,424,078

Chief Financial Officer	2021	400,000	-	2,694,713	749,991	350,000	720	4,195,424
	2020	365,368	75,000	669,803	1,320,520	-	-	2,430,691

Vivek Sagi	2022	430,000	-	3,796,068	874,996	165,550	6,820	5,273,434

Chief Technology Officer	2021	400,000	-	2,694,713	749,991	350,000	5,095	4,199,799
	2020	146,875	29,000	3,138,729	4,200,000	-	-	7,515,604

(1) For 2022, the amounts reported represent the aggregate grant date fair value of the RSUs and PSUs awarded to our named executive officers in each of the years indicated, calculated in accordance with ASC Topic 718. The ASC Topic 718 grant date fair value of the RSUs and Revenue PSUs, was determined based on the closing price of our common stock on the grant date and with respect to the Revenue PSUs assuming the target performance level. The maximum grant date fair values of the Revenue PSUs, assuming the maximum performance level, were $1,476,987, $849,196 and $754,848, for Ms. Harz, Mr. Baker and Mr. Sagi, respectively. The ASC Topic 718 grant date fair value Stock Price PSUs was determined as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of meeting the performance objectives established for the award, including the expected volatility of our stock price and a risk-free interest rate of 3.03%, derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the period; accordingly, the maximum grant date fair values of the Stock Price PSUs were the same as their target grant date fair values shown in the table. Based on the Monte-Carlo simulation method, the grant date fair value of the Stock Price PSUs was 65% of our closing stock price on the grant date or $1,819,779, $992,614 and $882,324, for Ms. Harz, Mr. Baker and Mr. Sagi, respectively. The amounts reported in this column reflect the accounting cost for the RSUs and PSUs and do not correspond to the actual economic value that may be received by our named executive officers upon settlement of such RSUs and PSUs.

(2) Except as otherwise noted below, the amounts reported represent the aggregate grant date fair value of the stock options awarded to our named executive officers in 2022 calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 to our Consolidated Financial Statements included in the 2022 Annual Report. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers upon exercise of the stock options.

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(3) The amounts reported consist of cash incentive bonuses paid under our annual Incentive Plan for the applicable year. See the “Compensation Discussion and Analysis—Cash Incentive Compensation—2022 Bonus Plan” above for a description of this program. Typically, annual cash incentive bonuses earned by our named executive officers in a fiscal year are paid in March of the following fiscal year.

(4) For Mr. Sagi, for 2022 the amounts reported reflect company matching contributions under our 401(k) Plan in the amount of $6,100, and a $720 per year wellness benefit that is available to all of our U.S. employees on a non-discriminatory basis.

(5) Effective January 1, 2022, the Board, following consideration of Ms. Hartz’s performance as CEO and an analysis of competitive market data prepared by its independent compensation consultant and the recommendation of the Compensation Committee, determined to restore and set Ms. Hartz’s 2022 base salary at $475,000.

(6) The Company and Ms. Hartz entered into an agreement on March 16, 2020 pursuant to which Ms. Hartz’s base salary was reduced to $2 and it remained at this level for the entirety of 2021. Effective January 1, 2022, the Board, following consideration of Ms. Hartz’s performance as CEO and an analysis of competitive market data prepared by its independent compensation consultant and the recommendation of the Compensation Committee, determined to restore and set Ms. Hartz’s 2022 base salary at $475,000.

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2022 Grants of Plan-Based Awards Table

The following table provides information relating to grants of plan-based awards made to our named executive officers during fiscal year 2022.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
	Date	($)	($)	($)	($)	($)	($)	(#)	Options (#)	Awards($)	Awards($) (3)

Julia Hartz		118,750	237,500	475,000	-	-	-	-	-	-	-

	3/25/2022 (4)	-	-	-	-	-	-	109,797	-	-	1,544,844

	3/25/2022 (5)	-	-	-	-	-	-	-	621,811	14.07	4,874,998

PSU - Stock Price Hurdles	7/11/2022	-	-	-	65,554(2)	131,108(2)	262,216	-	-	-	1,819,779

PSU - Revenue	7/11/2022	-	-	-	36,095	72,189	144,378	-	-	-	738,493

Lanny Baker		107,500	215,000	430,000	-	-	-	-	-	-	-

	3/22/2022 (4)	-	-	-	-	-	-	177,365	-	-	2,536,320

	3/22/2022 (5)	-	-	-	-	-	-	-	110,340	14.30	874,996

PSU - Stock Price Hurdles	7/7/2022	-	-	-	35,757(2)	71,514(2)	143,028	-	-	-	992,614

PSU - Revenue	7/7/2022	-	-	-	19,991	39,981	79,962	-	-	-	424,598

Vivek Sagi		107,500	215,000	430,000	-	-	-	-	-	-	-

	3/22/2022 (4)	-	-	-	-	-	-	177,365	-	-	2,536,320

	3/22/2022 (5)	-	-	-	-	-	-	-	110,340	14.30	874,996

PSU - Stock Price Hurdles	7/7/2022	-	-	-	31,784(2)	63,568(2)	127,136	-	-	-	882,324

PSU - Revenue	7/7/2022	-	-	-	17,770	35,539	71,078	-	-	-	377,424

(1) Reflects potential payouts under the Bonus Plan for 2022. For additional detail on the Bonus Plan for 2022, please see “Compensation Discussion and Analysis—Cash Incentive Compensation—2022 Bonus Plan” above.

(2) Amounts represent threshold, target, and maximum opportunities for the 2022 Revenue PSUs. The Revenue PSUs vest in a single installment on December 31, 2024, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the company achieving certain revenue targets for fiscal 2024. Amounts also represent the threshold, target, and maximum opportunities for the 2022 Stock Price PSUs, which are earned in four equal tranches (25% of the shares) in the event, that during the three-year performance period following the grant date, the 30 trading day trailing average closing trading price of the Company’s stock exceeds four specified increasing stock price hurdles, with the threshold level based on attainment of the first stock hurdle and the target level based on attainment of the second stock price hurdle. Earned Stock Price PSUs only vest subject to the employee’s continued service through the earlier of the first anniversary of the date the stock price hurdle is attained or the third anniversary of the grant date.

(3) The amounts reported represent the fair value per share as of the grant date determined in accordance with ASC Topic 718, multiplied by the number of shares awarded. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 to our Consolidated Financial Statements included in the 2022 Annual Report. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in footnote (1) to the 2022 Summary Compensation Table.

(4) The RSUs vest in 16 equal quarterly installments on each quarterly anniversary of February 1, 2022, subject to the named executive officer’s continued employment through each applicable vesting date.

(5) The shares subject to the option vest in equal monthly installments over 48 months on each monthly anniversary of March 1, 2022, subject to the named executive officer’s continued employment through each applicable vesting date.

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2022 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

		Option Awards				Stock Awards

Name	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Julia Hartz	5/1/2015	75,000	-	6.65	5/24/2025	-	-	-	-

	5/19/2016	1,552,468	-	7.40	5/18/2026	-	-	-	-

	5/31/2018 (3)	2,877,468	-	13.72	7/23/2028	-	-	-	-

	5/1/2019 (3)	466,580	54,254	16.76	6/6/2029	-	-	-	-

	5/1/2020 (3)	539,392	295,797	8.64	5/20/2030	-	-	-	-

	3/1/2021 (3)	227,136	292,033	21.46	3/23/2031	-	-	-	-

	2/1/2022 (6)	-	-	-	-	89,211	522,776	-	-

	3/1/2022 (3)	116,589	505,222	14.07	3/24/2032	-	-	-	-

	7/11/2022 (Stock Price PSUs) (8)	-	-	-	-	-	-	262,216	1,536,586

	7/11/2022 (Revenue PSUs) (7)	-	-	-	-	-	-	72,189	423,028

Lanny Baker	11/1/2019 (5)	-	-	-	-	69,682	408,337	-	-

	9/3/2019 (4)	477,178	108,333	17.23	9/4/2029	-	-	-	-

	5/1/2020 (6)	-	-	-	-	29,343	171,950	-	-

	5/1/2020 (3)	192,943	94,127	8.56	5/2/2030	-	-	-	-

	2/1/2021 (6)	-	-	-	-	67,942	398,140	-	-

	3/1/2021 (3)	25,200	28,802	22.31	3/22/2032	-	-	-	-

	2/1/2022 (6)	-	-	-	-	144,110	844,484	-	-

	3/1/2022 (3)	20,688	81,381	14.30	3/21/2032	-	-	-	-

	7/7/2022 (Stock Price PSUs) (8)	-	-	-	-	-	-	143,028	838,144

	7/7/2022 (Revenue PSUs) (7)	-	-	-	-	-	-	39,981	234,289

Eventbrite 2023 Proxy Statement	Page 60

		Option Awards				Stock Awards

Name	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Vivek Sagi	11/1/2020 (5)					142,670	836,046	-	-

	8/11/2020 (4)	412,399	289,378	11.00	9/28/2030	-	-	-	-

	2/1/2021 (6)					67,942	398,140	-	-

	3/1/2021 (3)	25,200	28,802	22.31	3/22/2031	-	-

	2/1/2022 (6)					144,110	844,485	-	-

	3/1/2022 (3)	20,688	81,381	14.30	3/21/2032	-	-	-	-

	7/7/2022 (Stock Price PSUs) (8)	-	-	-	-	-	-	127,136	745,017

	7/7/2022 (Revenue PSUs) (7)	-	-	-	-	-	-	35,539	208,259

(1) Pursuant to the Executive Severance and Change in Control Agreements with our named executive officers, in the event of a change in control of the Company, if the employment of the named executive officer is terminated by us for any reason other than for cause, death or disability, or she resigns for good reason, in each case within three months prior to or 12 months following such change in control, then 100% of any then-unvested portion of the named executive officer’s equity awards will become vested.

(2) Amounts are calculated by multiplying the number of shares shown in the table by $5.86, the closing price per share of a share of our Class A common stock on December 31, 2022.

(3) The shares subject to the option vest in equal monthly installments over 48 months following the vesting commencement date, subject to the named executive officer’s continued employment through each applicable vesting date.

(4) 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remainder vest in equal monthly installments over 36 months thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.

(5) 25% of the RSUs vest on the first anniversary of the vesting commencement date, and 1/12th of the remaining RSUs vest in equal quarterly installments thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.

(6) The RSUs vest in 16 equal quarterly installments from the vesting commencement date, subject to the named executive officer’s continued employment through each applicable vesting date.

(7) Represent the Revenue PSUs at the target (100%) level, which vest in a single installment on December 31, 2024, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the company achieving certain revenue targets for fiscal 2024.

(8) Represents the 2022 Stock Price PSUs, which are earned in four equal tranches (25% of the shares) in the event, that during the three-year performance period following the grant date, the 30 trading day trailing average closing trading price of the Company’s stock exceeds four specified increasing stock price hurdles; provided, that earned Stock Price PSUs only vest subject to the employee’s continued service through the earlier of the first anniversary of the date the stock price hurdle is attained or the third anniversary of the grant.

Eventbrite 2023 Proxy Statement	Page 61

Option Exercises and Stock Vested in 2022 Table

The following table summarizes the stock options exercised during the year ended December 31, 2022, and the related value realized upon exercise by our named executive officers, as well as the restricted stock units that vested during the year ended December 31, 2022, and the related value realized upon vesting.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)

Julia Hartz	-	-	20,586	$176,147

Lanny Baker	-	-	152,695	$1,489,098

Vivek Sagi	-	-	134,785	$1,308,481

(1) None of our named executive officers exercised options in 2022.

(2) The value realized on the vesting date equals the closing trading price of our common stock on the vesting date, multiplied by the number of RSUs vested.

Potential Payments Upon Termination or Change of Control

Executive Severance and Change in Control Agreements

In 2022, we were party to Executive Severance and Change in Control Agreements with each of our named executive officers which provide that upon a termination of employment by us for any reason other than for “cause”, death or disability, in each case, outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control” of the Company), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to six months of base salary and (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the named executive officer if the named executive officer had remained employed by us for up to six months.

The Executive Severance and Change in Control Agreements also provide that upon a (i) termination of employment by us other than for cause, death or disability or (ii) resignation for “good reason,” in each case, within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to 12 months of base salary, (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the named executive officer if the named executive officer had remained employed by us for up to 12 months and (iii) full accelerated vesting of all outstanding and unvested equity awards held by such named executive officer.

Eventbrite 2023 Proxy Statement	Page 62

For purpose of the Executive Severance and Change in Control Agreements,

“Change in control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and aggregate outstanding stock (Class A and Class B common stock) immediately prior to such transaction do not own a majority of the outstanding voting power and aggregate outstanding stock (Class A and Class B common stock) or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Class A stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Good reason” means the executive has complied with the “Good Reason Process” following the occurrence of any of the following events without the named executive officer’s consent: (i) a material reduction in the named executive officer’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material diminution in the named executive officer’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the named executive officer is required to report; or (iv) a change of more than 50 miles in the geographic location in which the executive must perform services for the Company.

“Good Reason Process” means (i) the named executive officer reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the named executive officer notifies the Company in writing of the first occurrence of the Good Reason condition within 45 days of the first occurrence of such condition; (iii) the named executive officer cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the named executive officer terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Cause” means: (i) the named executive officer’s material act of misconduct in connection with the performance of the named executive officer’s duties to the Company; (ii) the named executive officer’s commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the named executive officer were retained in the named executive officer’s position; (iii) the named executive officer’s continued non-performance of the named executive officer’s duties to the Company 30 days following written notice thereof from the Company; (iv) the named executive officer’s breach of any material provisions of any written agreement between the named executive officer and the Company, including without limitation, the Proprietary Information and Invention Assignment Agreement; (v) the named executive officer’s material violation of the Company’s written employment policies; or (vi) the named executive officer’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate.

Eventbrite 2023 Proxy Statement	Page 63

If the payments or benefits payable to the named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to her or him. We do not gross-up any excise taxes imposed under Section 4999 of the Code.

2022 Performance Stock Units

The Revenue PSUs provide that in the event the performance period ends upon a sale event, the performance vesting conditions will be deemed met based on the greater of target or actual performance (with the revenue target pro-rated in a manner determined by the Compensation Committee); provided, that in the event the sale event occurs prior to 2024, the performance vesting conditions will be deemed met at the target level. The Revenue PSUs will continue to be subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the Revenues PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the Revenue PSUs will also vest at the target level in the event of death or disability but only with respect to a pro-rated number of shares on disability determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.

The Stock Price PSUs provide that in the event the performance period ends on a sale event, the stock price hurdles will be deemed attained at the greater of the second stock price hurdle (target) or actual based on the price per share paid to the Company’s shareholders in connection with the sale event. The Stock Price PSUs will continue to be subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the Stock Price PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the Stock Price PSUs will also vest at the target level in the event of death or disability but only with respect to a pro-rated number of shares on disability determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.

Eventbrite 2023 Proxy Statement	Page 64

The table below quantifies certain payments and benefits that would have become payable to each of our named executive officers if his or her employment had terminated on December 31, 2022. In addition to the severance payments and benefits provided under the Executive Change in Control Severance Agreements, as described above, under our 2018 Stock Option and Incentive Plan, in the event of a change in control of the Company where outstanding awards are not assumed or substituted, all awards will vest in full.

Named Executive Officer	Scenario (1)	Cash Severance ($)	Continued Healthcare Payments ($)	Value of Unvested RSUs ($)(2)	Value of Unvested Options ($) (3)	Value of Unvested PSUs ($)(2)	Total ($)(4)

Julia Hartz	Termination without Cause Outside of a Change in Control Period	237,500(5)	12,591 (6)	-	-	-	250,091

	Termination without Cause or for Good Reason During a Change in Control Period	475,000(7)	25,182 (8)	522,776	-	1,191,320	2,214,278

	Change in Control	-	-	522,776	-	1,191,320	1,714,096

	Death	-	-	-	-	1,191,320	1,191,320

	Disability	-	-	-	-	397,107	397,107

Lanny Baker	Termination without Cause Outside of a Change in Control Period	215,000(5)	6,715 (6)	-	-	-	221,715

	Termination without Cause or for Good Reason During a Change in Control Period	430,000(7)	13,429 (8)	1,822,911	-	653,361	2,919,701

	Change in Control	-	-	1,822,911	-	653,361	2,476,272

	Death	-	-	-	-	653,361	653,361

	Disability	-	-	-	-	217,787	217,787

Eventbrite 2023 Proxy Statement	Page 65

Named Executive Officer	Scenario (1)	Cash Severance ($)	Continued Healthcare Payments ($)	Value of Unvested RSUs ($)(2)	Value of Unvested Options ($) (3)	Value of Unvested PSUs ($)(2)	Total ($)(4)

Vivek Sagi	Termination without Cause Outside of a Change in Control Period	215,000(5)	12,591 (6)	-	-	-	227,591

	Termination without Cause or for Good Reason During a Change in Control Period	430,000(7)	25,182 (8)	2,078,671	-	580,767	3,114,621

	Change in Control	-	-	2,078,671	-	580,767	2,659,438

	Death	-	-	-	-	580,767	580,767

	Disability	-	-	-	-	193,589	193,589

(1) “Change in Control Period” refers to the period commencing three months prior to and ending 12 months following a change in control of the Company. “Change in Control” refers to a change in control of the Company in which outstanding equity awards are not assumed or substituted for by the acquirer.

(2) The value of RSU acceleration was calculated by multiplying the number of accelerated RSUs by $5.86 the closing stock price per share of our Class A common stock on December 31, 2022. The value of PSU acceleration was calculated by multiplying the target Stock Price PSUs (based on the second stock price hurdle) and target number of Revenue PSUs by $5.86 the closing stock price per share of our Class A common stock on December 31, 2022.

(3) The value of option acceleration was calculated by multiplying (i) the number of accelerated shares of common stock underlying the unvested, in-the-money options by (ii) $5.86, the closing stock price per share of our common stock on December 31, 2022 less the exercise price. There are no in-the-money options as of the closing price of $5.86 on December 31, 2022.

(4) Amounts reported represent the maximum potential payment the named executive officer would have received as of December 31, 2022. Amounts of any reduction pursuant to the parachute payment “best pay” provision, if any, would be calculated upon actual termination of employment.

(5) Represents six months of the named executive officer’s base salary.

(6) Represents six months of cash payments equal to the monthly employer contribution for health insurance.

(7) Represents 12 months of the named executive officer’s base salary.

(8) Represents 12 months of cash payments equal to the monthly employer contribution for health insurance.

Eventbrite 2023 Proxy Statement	Page 66

Pay Ratio Disclosure

Under SEC rules, we are required to calculate and disclose the median of the annual total compensation of all of our employees other than our CEO, Ms. Hartz, the total annual compensation of our CEO and the ratio of the median of the annual total compensation of all our employees as compared to the annual total compensation of our CEO (“CEO Pay Ratio”).

We reviewed our workforce composition as of December 31, 2022 and concluded that Eventbrite did not experience significant changes in employee compensation or workforce population that we believe would significantly impact the pay ratio. Therefore, we used the same median employee from 2020 for the analysis for 2022.

For 2022, the annual total compensation of our median employee was $151,123 and the annual total compensation of Ms. Hartz, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,635,989. Based on this information, the ratio of Ms. Hartz’s annual total compensation to the median of the annual total compensation of all employees was 50:1.

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee in 2020, we used the following methodology:

•

To determine our total population of employees, we included all full-time, part-time and fixed-term (or temporary) employees as of December 31, 2020. We did not include any contractors or other non-employee workers in our employee population.

•	We identified our median employee by using the aggregate amount of each employee’s 2020 base compensation, employee bonuses paid in 2020, and the value of equity awards granted in 2020.

•	We calculated the value of equity awards as follows:

»	The value of stock option awards was calculated based on their grant date fair value in accordance with generally accepted accounting principles (i.e., FASB ASC Topic 718); and

»	The value of RSU awards was calculated based on their grant date fair value in accordance with generally accepted accounting principles (i.e., FASB ASC Topic 718)

•	We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.

•	Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2020.

Once the median employee was identified, we then calculated the annual total compensation of this employee for 2022 using the same methodology we used for calculating the annual total compensation of our named executive officers in accordance with the requirements of the Summary Compensation Table.

Eventbrite 2023 Proxy Statement	Page 67

Pay Versus
P
erformance Tabl
e
The following table
s
ets forth information
c
oncerning the
c
o
m
pen
s
atio
n
of
o
ur
N
EO
s for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal yea
r
:

			Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)			Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income (Loss) ($)	Net Revenue (3)

2022	9,635,989	(4,410,840)	5,348,756	(3,905,584)	29.05	116.13	(55,384,000)	260,927,000

2021	6,500,718	4,152,648	4,197,612	3,035,166	86.47	181.00	(139,080,000)	187,134,000

2020	3,831,251	1,055,951	3,226,644	2,961,808	89.74	144.02	(224,718,000)	106,006,000
(1) Amounts represent compensation “actually paid” to our CEO, who was our
Principal
Executive Officer (“PEO”) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2022	Julia Hartz	Lanny Baker and Vivek Sagi

2021	Julia Hartz	Lanny Baker and Vivek Sagi

2020	Julia Hartz	Lanny Baker, Vivek Sagi, Samantha Harnett and Patrick Poels

Eventbrite 2023 Proxy Statement	Page 68

Compensation actually paid to our NEOs
r
epresents the “Total”
c
ompensation
r
eported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2020		2021		2022

Adjustments	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs	PEO	Average non-PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(3,750,000)	2,938,000	(6,499,996)	(3,444,704)	(8,978,115)	(4,749,796)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	8,923,108	4,553,591	3,214,118	2,059,854	2,471,941	1,505,353

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	755,999	89,419	942,134	574,532	668,391	371,092

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(2,366,712)	(277,662)	(895,304)	(619,496)	(4,995,926)	(4,489,145)

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(6,337,695)	(586,667)	890,978	267,368	(3,213,110)	(1,891,844)

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	-	(1,125,699)	-	-	-	-

Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	-	20,181	-	-	-	-

TOTAL ADJUSTMENTS	(2,775,300)	(264,836)	(2,348,070)	(1,162,446)	(14,046,829)	(9,254,340)

Eventbrite 2023 Proxy Statement	Page 69

Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for solely service-vesting RSUs, the closing price on applicable year-end
date(s) or, in the case of vesting dates, the closing price on the applicable vesting dates, (2) for the Revenue PSUs, the same valuation methodology as used for the service-vesting RSUs except year-end
values are multiplied by a factor reflecting achievement of the probable outcome of the revenue conditions as of the measurement date, (3) for the Stock Price PSUs, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end
date(s) which utilizes multiple input variables, including expected volatility of our share price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our share price relative to the applicable comparative index and a risk-free interest rate of derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period, and (4) for stock options, a Black Scholes value as of the applicable year-end
or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing share price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in the Company’s Annual Reports on Form
10-K
for the fiscal year ended December 31, 2022 and prior fiscal years.
(2) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the S&P North American Technology Index (the “Peer Group”).
(3) The Company selected net revenue as the Company-Selected Measure for 2022 because it was the most important financial performance measure (as determined by the Company) used to link compensation actually paid to our named executive officers to Company performance for the most recently completed fiscal year and it was a primary measure under the Company’s 2022 Bonus Plan for 2022.
Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, and (i) our cumulative TSR, (ii) our net income, and (iii) our net revenue, as well as the relationship between our cumulative TSR and our Peer Group TSR, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.
TSR
amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
Giv
e
n the emphasis in our executive compensation programs on long-term incentives in the form of options, RSUs and PSUs, the compensation actually paid to our NEOs for the three-year period from 2020 through 2022 is strongly aligned with our TSR performance during that period. Compensation actually paid for 2022 was significantly below the level for 2021 and negative for both our PEO and the average NEOs, in alignment with the decrease in our TSR. Compensation actually paid is less sensitive to our net income and revenue performance due to the strong correlation between compensation actually paid and our TSR performance, which we expect will continue to have a much larger impact on compensation actually paid. Thus, even though our net income and revenues both improved over the three-year period from 2020 through 2022, compensation actually paid decreased significantly
in 2022.

Eventbrite 2023 Proxy Statement	Page 70

Description of Relationship Between PEO and Average NEO Compensation Actually Paid and Company TSR
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of the compensation actually paid to our other NEOs, each as set forth in the table above, and the Company’s cumulative TSR over the three-year period from 2020 through 2022.

Description of
R
elationship Between the Company’s TSR and Peer Group Index TS
R
The following chart compares our cumulative TSR over the three-year period from 2020 through 2022 to that of our Peer Group over the same time period.

Eventbrite 2023 Proxy Statement	Page 71

Description of Relationship Between PEO and Average NE
O
Compensation Actually Paid and Net Income
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and our net income during years 2020 through 2022, each as set forth in the table above.

Description of Relationship Between PEO and Average NEO Compensation Actually
Paid
and Net Revenue
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and our Net Revenue during years 2020 through 2022, each as set forth in the table above.

Eventbrite 2023 Proxy Statement	Page 72

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

•	Net revenue;

•	Adjusted EBITDA;

•	Stock Price; and

•	Total tickets.

For additional details regarding our performance measures, please see the Compensation Discussion and Analysis section of this Proxy Statement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(3)(4) (c)

Equity compensation plans approved by security holders	23,319,069	12.30	8,366,602

Equity compensation plans not approved by security holders	-	-	-

Total	23,319,069	12.30	8,366,602

(1) Amounts include 12,558,158 outstanding stock options and 9,381,713 outstanding restricted stock unit awards and 1,379,198 outstanding PSUs under our 2010 Stock Plan and 2018 Stock Option and Incentive Plan and exclude outstanding rights to purchase shares under our 2018 Employee Stock Purchase Plan.

(2) The weighted-average exercise price excludes RSU awards, which have no exercise price.

(3) Amounts reflect the shares available for future issuance under our 2018 Stock Option and Incentive Plan and 2018 Employee

Stock Purchase Plan.

The 2018 Stock Option and Incentive Plan provides that on the first day of each fiscal year during the term of the plan commencing on January 1, 2019, the number of shares available for issuance is automatically increased by (i) five percent of the total number of shares of our Class A and Class B common stock issued and outstanding as of the last day of the prior fiscal year or (ii) such lesser number of shares as approved by our Board or Compensation Committee.

Similarly, the 2018 Employee Stock Purchase Plan provides that on the first day of each fiscal year during the term of the plan commencing on January 1, 2019, the number of shares available for issuance is automatically increased by the lesser of (i) 1,534,500 shares of our Class A common stock, (ii) one percent of the total number of our Class A and Class B common stock issued and outstanding as of the last day of the prior fiscal year, or (iii) such lesser amount as determined by the Compensation Committee.

(4) Includes 4,341,214 shares available for issuance under the 2018 Employee Stock Purchase Plan (of which up to 149,871 shares may be issued with respect to the purchase period in effect as of December 31, 2022, which purchase period ends on May 31, 2023 (number of shares based on enrollments as of December 1, 2022 at 85% of share price on that date)).

Eventbrite 2023 Proxy Statement	Page 73

Proposal No. 3 | Advisory Vote to Approve Named Executive Officer Compensation

In accordance with SEC rules, we are providing our shareholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly referred to as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our shareholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation” of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Eventbrite, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2023 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.

As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our shareholders about our executive compensation philosophy, objectives and program. The Board and the Compensation Committee value the opinions of our shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

It is expected that the next say-on-pay vote will occur at the 2024 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCUSSED IN THIS PROXY STATEMENT.

Eventbrite 2023 Proxy Statement	Page 74

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our Audit Committee charter provides that our Audit Committee shall review and approve or disapprove any related party transactions.

Certain of the transactions described below were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by disinterested members of our Board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unaffiliated third party.

Related Person Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation”, the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction which is a “related person transaction,” as defined under the rules and regulations of the Exchange Act.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement, dated as of August 30, 2017, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Sequoia Capital, which beneficially owns more than 5% of our outstanding capital stock, an entity affiliated with Ms. Hartz and Mr. Hartz and an entity affiliated with Ms. August-deWilde, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing.

Other Transactions

We have granted equity awards to our executive officers and certain of our directors. See the section titled “Executive Compensation” and “Director Compensation” for a description of these equity awards.

Eventbrite 2023 Proxy Statement	Page 75

•	We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control payments and benefits. See the section titled “Executive Compensation—Compensation Discussion and Analysis—Change in Control and Severance Benefits—Executive Severance and Change in Control Agreements” for more information regarding these agreements.

•	We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our shareholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our second amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our second amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our second amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service.

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These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, second amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Eventbrite 2023 Proxy Statement	Page 77

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 31, 2023, for:

•	each of our named executive officers;

•	each of our directors and director nominees;

•	all of our current directors, director nominees and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of percentage ownership of our common stock on 81,974,633 shares of our Class A common stock and 17,640,167 shares of our Class B common stock outstanding on March 31, 2023. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023, or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2023, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103.

	Shares Beneficially Owned

Named Executive Officers, Directors and Director Nominees	Class A		Class B		Total Voting %†	Total Ownership %

	Shares	%	Shares	%	Total Voting %†	Total Ownership %

Katherine August- deWilde (1)	300,006	*	-	-	*	*

Lanny Baker (2)	1,066,126	1.3	-	-	*	1.1

Julia Hartz (3)	1,706,023	2.0	14,316,829	64.7	47.5	15.1

Kevin Hartz (3)	1,706,023	2.0	14,316,829	64.7	47.5	15.1

Jane Lauder (4)	75,720	*	-	-	*	*

Sean Moriarty (5)	85,840	*	126,591	*	*	*

Helen Riley (6)	81,669	*	264,319	1.5	1.0	*

Vivek Sagi (7)	705,736	*	-	-	*	*

Eventbrite 2023 Proxy Statement	Page 78

	Shares Beneficially Owned

Named Executive Officers, Directors and Director Nominees	Class A		Class B		Total Voting %†	Total Ownership %

	Shares	%	Shares	%	Total Voting %†	Total Ownership %

Steffan Tomlinson (8)	84,864	*	190,392	1.1	*	*

April Underwood (9)	1,443	*	-	-	*	*

Naomi Wheeless (10)	26,529	*	-	-	*	*

All current executive officers, directors and director nominees, as a group (13 persons) (11)	4,303,195	5.0	14,908,631	65.9	49.2	17.8

5% Shareholders

Entities and persons affiliated with Cadian Capital Management GP, LLC (12)	8,010,707	9.8	-	-	3.1	8.0

Entities and persons affiliated with BlackRock, Inc. (13)	7,953,274	9.7	-	-	3.1	8.0

The Vanguard Group (14)	7,826,471	9.5	-	-	3.0	7.9

Entities and persons affiliated with Morgan Stanley Capital Services LLC (15)	6,218,612	7.6	-	-	2.4	6.2

Entities and persons affiliated with Broad Bay Capital Management LP (16)	4,700,000	5.7	-	-	1.8	4.7

*Represents less than one percent (1%).

†Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.

(1) Consists of (i) 270,388 shares of Class A common stock held by deWilde Family Trust u/ald 6/21/90, of which Ms. August-deWilde is a trustee, and (ii) 29,618 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(2) Consists of (i) 179,734 shares of Class A common stock, (ii) 40,946 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 31, 2023, and (iii) 845,446 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

Eventbrite 2023 Proxy Statement	Page 79

(3) Consists of (i) 4,273,601 shares of Class B common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (ii) 2,627,266 shares of Class B common stock held by The Hartz 2008 Irrevocable Trust, dated September 15, 2008; and, as to each of which Ms. Hartz and Mr. Hartz are co-trustees, and share voting and dispositive power, (iii) 1,250,000 shares of Class B common stock held of record by Ms. Hartz, (iv) 1,661,026 shares of Class B common stock held of record by Mr. Hartz, (v) 4,504,936 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023 held by Ms. Hartz, (vi) 1,228 shares of Class A common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (vii) 29,635 shares of Class A common stock held of record by Mr. Hartz, including 1,029 shares of Class A common stock issued on April 14, 2023 in connection with Mr. Hartz’s Q1 2023 Board service, (viii) 1,609,801 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023 held by Ms. Hartz, (ix) 40,342 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023 held by Mr. Hartz, and (x) 6,862 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 31, 2023 held by Ms. Hartz.

(4) Consists of (i) 38,106 shares of Class A common stock, including 1,309 shares of Class A common stock issued on April 14, 2023 in connection with Ms. Lauder’s Q1 2023 Board and committee service and (ii) 37,614 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(5) Consists of (i) 45,498 shares of Class A common stock, including 1,964 shares of Class A common stock issued on April 14, 2023 in connection with Mr. Moriarty’s Q1 2023 Board and committee service, (ii) 40,342 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023, (iii) 76,591 shares of Class B common stock and (iv) 50,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(6) Consists of (i) 41,327 shares of Class A common stock, including 1,527 shares of Class A common stock issued on April 14, 2023 in connection with Ms. Riley’s Q1 2023 Board and committee service, (ii) 40,342 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023 and (iii) 264,319 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(7) Consists of (i) 98,417 shares of Class A common stock, (ii) 36,468 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 31, 2023, and (iii) 570,851 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(8) Consists of (i) 44,522 shares of Class A common stock, including 1,746 shares of Class A common stock issued on April 14, 2023 in connection with Mr. Tomlinson’s Q1 2023 Board and committee service (ii) 40,342 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023, (iii) 13,004 shares of Class B common stock and (iv) 177,388 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(9) Consists of 1,443 shares of Class A common stock held by Ms. Underwood.

(10) Consists of (i) 12,455 shares of Class A common stock and (ii) 14,074 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(11) Consists of (i) 846,397 shares of Class A common stock beneficially owned by our current directors and executive officers, (ii) 96,670 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of March 31, 2023, (iii) 3,360,128 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023, (iv) 9,911,988 shares of Class B common stock beneficially owned by our current directors and executive officers and (v) 4,996,643 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2023.

(12) Represents 8,010,707 shares of Class A common stock beneficially owned by Cadian Capital Management GP, LLC and its subsidiaries, based solely on Schedule 13G/A filed with the SEC on February 13, 2023. Cadian Capital Management GP, LLC reported that it has shared voting power over 8,010,707 shares of Class A common stock and shared dispositive power over 8,010,707 shares of Class A common stock. The principal business address for Cadian Capital Management GP, LLC is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(13) Represents 7,953,274 shares of Class A common stock beneficially owned by BlackRock, Inc. and its subsidiaries, based solely on Schedule 13G/A filed with the SEC on January 24, 2023. BlackRock, Inc. reported that it has sole voting power over 7,550,375 shares of Class A common stock and sole dispositive power over 7,953,274 shares of Class A common stock. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(14) Represents 7,826,471 shares of Class A common stock beneficially owned by The Vanguard Group and its subsidiaries, based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group reported that it has shared voting power over 126,075 shares of Class A common stock, sole dispositive power over 7,632,906 shares of Class A common stock and shared dispositive power over 193,565 shares of Class A common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Eventbrite 2023 Proxy Statement	Page 80

(15) Represents 6,218,612 shares of Class A common stock beneficially owned by Morgan Stanley Capital Services LLC and its subsidiaries, based solely on Schedule 13G filed with the SEC on February 9, 2023. Morgan Stanley Capital Services LLC reported that it has sole voting power over 6,218,612 shares of Class A common stock and sole dispositive power over 6,218,612 shares of Class A common stock. The principal business address for Morgan Stanley Capital Services LLC is 1585 Broadway, New York, NY 10036.

(16) Represents 4,700,000 shares of Class A common stock beneficially owned by Broad Bay Capital Management LP and its subsidiaries, based solely on Schedule 13G/A filed with the SEC on February 14, 2023. Broad Bay Capital Management LP reported that it has shared voting power over 4,700,000 shares of Class A common stock and shared dispositive power over 4,700,000 shares of Class A common stock. The principal business address for Broad Bay Capital Management LP is 1330 Avenue of the Americas, 21st Floor, New York, NY 10019.

Eventbrite 2023 Proxy Statement	Page 81

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5, and amendments thereto filed with the SEC, and written representations that no such forms were required, we believe that for fiscal 2022, all required reports were filed on a timely basis under Section 16(a), except for one late Form 4 for each of Mr. and Ms. Hartz due to an administrative error and one Form 4 amendment made for each of Ms. August-deWilde, Ms. Hartz, Mr. Hartz, Ms. Lauder, Mr. Moriarty, Ms. Riley, Mr. Tomlinson, Ms. Underwood and Ms. Wheeless to correct an earlier Form 4 which inadvertently overstated the number of Class A shares of common stock issued to each reporting person pursuant to the Company’s Non-Employee Director Compensation Policy.

Eventbrite 2023 Proxy Statement	Page 82

Non-GAAP Financial Measures

In this Proxy Statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net loss adjusted to exclude: depreciation and amortization, stock-based compensation expense, interest expense, loss on debt extinguishment, direct and indirect acquisitions related costs, employer taxes related to employee equity transactions, other income (expense), net, which consisted of interest income, foreign exchange rate gains and losses and changes in fair value of term loan embedded derivatives, and income tax provision (benefit).

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities.

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated:

Adjusted EBITDA reconciliation

($ in thousands) (Unaudited)	Three Months Ended

	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021

Net profit (loss)	$4,013	$(21,124)	$(20,088)	$(18,185)	$(16,836)

Add:

Depreciation and amortization	3,801	3,810	3,486	3,763	4,228

Stock-based compensation	12,738	13,529	14,253	12,836	11,537

Interest expense	2,808	2,826	2,837	2,798	3,067

Loss on debt extinguishment	—	—	—	—	—

Employer taxes related to employee equity transactions	115	167	210	357	669

Other income (expense), net	(12,571)	5,100	4,115	603	748

Income tax provision (benefit)	167	(80)	(164)	203	543

Adjusted EBITDA	$11,071	$4,228	$4,649	$2,375	$3,956

	Year Ended December 31,

	2022	2021

Net loss	$(55,384)	$(139,080)

Add:

Depreciation and amortization	14,860	18,716

Stock-based compensation	53,356	47,523

Interest expense	11,269	16,267

Loss on debt extinguishment	—	49,977

Employer taxes related to employee equity transactions	849	2,544

Other income (expense), net	(2,753)	3,630

Income tax provision (benefit)	126	1,428

Adjusted EBITDA	$22,323	$1,005

Eventbrite 2023 Proxy Statement	Page 83

Additional Information

Information Requests

Our 2022 Annual Report is available free of charge on our website at https://investor.eventbrite.com and is available from the SEC at its website at www.sec.gov. You may also request a free copy of our 2022 Annual Report by sending a written request to Investor Relations, Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103.

Other Business

We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.

In connection with our annual meeting of shareholders in 2024, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Eventbrite 2023 Proxy Statement	Page 84

EVENTBRITE, INC.

95 THIRD STREET

2ND FLOOR

SAN FRANCISCO, CA 94103

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EB2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13142-P88667                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVENTBRITE, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends you vote FOR each
of the following nominees for director:
	☐	☐	☐
1. To elect three Class II directors to serve until the 2026 annual meeting of stockholders and until their successors
are duly elected and qualified:

Nominees:

01)	Katherine August-deWilde
02)	Julia Hartz
03)	Helen Riley

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	A proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

3.	A proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — —— — — — — — — — — — — — —— — — — — — — — — — — — — —— — — — — — — —

V13143-P88667

EVENTBRITE, INC.

Annual Meeting of Stockholders

June 8, 2023, 8:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Julia Hartz, Charles Baker and Julia Taylor, or any of them, as proxies and attorneys-in-fact, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Eventbrite, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Pacific Time, on June 8, 2023, at www.virtualshareholdermeeting.com/EB2023, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director, (ii) FOR the ratification of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, (iii) FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, and (iv) in the discretion of the proxies, upon any other matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side